MANUFACTURE AND SUPPLY AGREEMENT

                             dated December 20, 2002

                                     between

                               GENTA INCORPORATED

                                       and

                            AVECIA BIOTECHNOLOGY INC.

 (*) Represents language that is redacted and subject to Confidential Treatment

                        MANUFACTURE AND SUPPLY AGREEMENT

      This MANUFACTURE AND SUPPLY AGREEMENT (this "Agreement") is made and entered into as of December 20, 2002 ("Effective Date"), by and between GENTA INCORPORATED, a Delaware corporation ("Genta") and AVECIA BIOTECHNOLOGY INC., a Delaware corporation ("Avecia").

      WHEREAS, the Parties intend that Avecia shall manufacture API (as defined below) for Genta (for both world-wide commercial purposes and clinical purposes).

      NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto (and Avecia Limited, as Avecia's guarantor) agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

Capitalized words and phrases used and not otherwise defined elsewhere in this Agreement shall have the following meanings:

      1.1 "Affiliate" means, with reference to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For purposes of this paragraph, "control" shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

      1.2 "API" or "Active Pharmaceutical Ingredient" means G3139 (also known as oblimersen sodium), that certain all-phosphorothioate oligonucleotide consisting of 18 modified nucleic acid bases with the sequence and chemical structure set forth in Schedule 1.2 attached hereto.

      1.3 "Batch" means that quantity of API that is manufactured by Avecia from a single freeze-dryer cycle or run as further set forth in the master batch record.

      1.4 "Business Day" means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the State of New York are authorized by law, regulation or executive order to close.


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

      1.5 "cGMPs" means current good manufacturing practice and standards as provided for (and as amended from time to time) in European Community Directive 91/356/EEC (Principles and guidelines of good manufacturing practice for medicinal products) and in the Current Good Manufacturing Practice Regulations of the U.S. Code of Federal Regulations Title 21 (21 C.F.R. ss.ss. 210 and 211) in relation to the production of pharmaceutical intermediates and active pharmaceutical ingredients, as interpreted by ICH Harmonised Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients, Q7a and subject to any arrangements, additions or clarifications, and respective roles and responsibilities, agreed from time to time between the Parties in the Quality Agreement.

      1.6 "Commercially Reasonable Efforts" means, with respect to a Party, the efforts and resources which would be used (including without limitation the promptness in which such efforts and resources would be applied) by such Party, consistent with generally-accepted industry standards, with regard to the diligent manufacture and supply of similar pharmaceutical drug substance.

      1.7 "Contract" means any oral or written agreement, contract, obligation, promise, arrangement or undertaking that is legally binding.

      1.8 "DDP" means "Delivered Duty Paid" as that term is defined in INCOTERMS 2000, except to the extent of the division of costs as expressly provided in
Section 6.2.

      1.9 "DDU" means "Delivery Duty Unpaid" as that term is defined in INCOTERMS 2000, except to the extent of the division of costs as expressly provided in Section 6.2.

      1.10 "FDA" means the U.S. Food and Drug Administration, or any successor entity thereto or foreign counterpart thereof.

      1.11 "Genta Partner" means any Person which, pursuant to any agreement, collaboration or other arrangement with Genta, distributes, markets and/or sells the Genta Product, together with such Person's Affiliates. The Parties agree that as of the date hereof Aventis Pharmaceuticals Inc. and its Affiliates shall together be the "Principal Genta Partner" for the purposes of this Agreement.

      1.12 "Genta Product" shall mean a pharmaceutical product including the API as an active ingredient.

      1.13 "Governmental Authority" means any (1) nation, state, county, city, town, village, district or other jurisdiction of any nature, (2) federal, state, local, municipal, foreign or other government, (3) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal, including an arbitral tribunal), (4) multi-national organization or body, or (5) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing power of any nature.


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

      1.14 "Indemnifiable Losses" means all losses, liabilities, taxes, damages, deficiencies, obligations, fines, expenses, penalties, costs, fees, settlement amounts and expenses (including without limitation court costs, interest and reasonable fees for attorneys, accountants and other experts) awarded or otherwise required to be paid to Third Parties with respect to any Third Party Claim by reason of any judgment, order, decree, stipulation or injunction, or any settlement entered into in accordance with the provisions of this Agreement, together with all documented out-of-pocket costs and expenses paid to Third Parties and incurred in connection with defending against or settling such Third Party Claim (including without limitation reasonable fees of attorneys, accountants and other experts and expenses incurred in asserting, preserving or enforcing any of the Indemnified Party's rights to indemnification hereunder).

      1.15 "Judgment" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict of any court, arbitral tribunal, administrative agency or other Governmental Authority having jurisdiction of a Party.

      1.16 "Key Raw Materials" shall mean (*), and such other raw materials agreed upon by the Parties based on changes in the manufacturing process, volumes or Specifications.

      1.17 "Law" means any applicable federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

      1.18 "Lien" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

      1.19 "M1 Facility" means the manufacturing module already built as at the date hereof by Avecia at its Milford, Massachusetts premises designated as M1, as further described in Schedule 1.19.

      1.20 "M2 Facility" means the manufacturing module to be built by Avecia at its Milford, Massachusetts premises, as further described in Schedule 1.19.

      1.21 "Occurrence" means a cause of action or series of related causes of action arising out of the same underlying facts.

      1.22 "Other Raw Materials" means all such ingredients, solvents and other components as are necessary to be utilized to perform the manufacturing and processing activities hereunder and to meet the Specifications, but excluding the Key Raw Materials.

      1.23 "Party" or "Parties" means Genta and/or Avecia.

      1.24 "Patent Rights" means any patents, published patent applications, certificates of invention, or applications for certificates of invention and any supplemental protection certificates, together with any extensions, registrations, confirmations, reissues, divisions, continuations or continuations-in-part, reexaminations or renewals thereof, that may be sought throughout the world.


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

      1.25 "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Authority or other entity.

      1.26 "Raw Materials" means Key Raw Materials and Other Raw Materials, collectively.

      1.27 "Reckless Disregard" means the intentional failure to perform a manifest duty in reckless disregard of the consequences as affecting the life or property (including, without limitation, any API delivered or to be delivered under this Agreement) of another.

      1.28 "Regulatory Authority" means the FDA or any court, tribunal, arbitrator, agency, commission, official or other instrumentality of any federal, state, county, city or other political subdivision, domestic or foreign, that performs a function for such political subdivision similar to the function performed by the FDA for the United States with regard to the approval, licensing, registration or authorization to test, manufacture, promote, market, distribute, use, store, import, transport or sell a product in the defined territory or political subdivisions.

      1.29 "Regulatory Filing" means the new drug application ("NDA") or biologic license application ("BLA") or any foreign counterparts thereof and any other filings required by Regulatory Authorities relating to the manufacture of API under this Agreement.

      1.30 "Regulatory Requirements" means (i) any and all permits, licenses, filings and certifications required by the FDA or other Regulatory Authorities, and compliance with the cGMPs of the FDA or other Regulatory Authorities, applicable to any manufacturing or processing activities hereunder or Manufacturing Facilities or other facilities at which any of the manufacturing or processing activities hereunder are performed, and (ii) any Laws, rules, guidelines, regulations, and standards of any Governmental Authority, whether within or outside the United States (including, without limitation, the Environmental Protection Agency (EPA), the Occupational Safety and Health Administration (OSHA), the Drug Enforcement Administration (DEA) and state and local authorities), that apply to any manufacturing or processing activities hereunder or Manufacturing Facilities or other facilities at which any of the manufacturing or processing activities hereunder are performed.

      1.31 "Representative" means, with respect to a particular Person, any director, officer, employee, agent, consultant, legal counsel, accountants and financial advisors.

      1.32 "Shelf Life" means, with respect to particular quantities of API, the total time from date of such API's manufacture until the latest point in time at which such API's conformance with Specifications can, in consideration of the passage of time, continue to be assured.

      1.33 "Specifications" means those API specifications attached hereto as
Schedule 1.33, as such specifications may be amended from time to time by Genta in accordance with Article 4 of this Agreement.

      1.34 "(*)Gram" means that quantity of API containing (*).


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

      1.35 (*) Kilogram" means one thousand (*) Grams.

      1.36 "Third Party" means any Person other than (i) the Parties and their respective Affiliates and (ii) any Genta Partner.

      1.37 "2000 Supply Agreement" means the Manufacturing and Supply Agreement dated December 21, 2000 between Genta and Avecia as amended and supplemented by Letter Agreement No.1 dated February 7, 2002, between them and any such other amending or supplemental agreements or terms which may be agreed in writing between them.

      1.38 "Waste" shall mean any "hazardous substance" and/or "hazardous material" as provided under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), any "hazardous waste" as provided under the Resource Conservation and Recovery Act (RCRA), and/or any other waste material, pollutant and/or contaminant of any kind including, without limitation, any routine process waste or any by-product arising from any activities conducted pursuant to this Agreement.

      1.39 Volume and Quantity References. All references in this Agreement to quantity or volume of API (including those in Article 5 (Foreasts), Article 6 (Orders and Shipment) and Article 9 ( (*))) shall be deemed to refer to such quantity or volume of API expressed or calculated in (*) Grams or (*) Kilograms, unless context otherwise requires.

      1.40 Other Defined Terms. Each of the following terms shall have the meaning ascribed to such term in the respective section opposite it below:

         Term                                        Section
         ----                                        -------
         Actual Delay....................................6.8
         (*)
         Anticipated Delay...............................6.8
         (*)
         Confidential Information.....................14.3.1
         Conforming Product..............................8.2
         (*)
         Delay...........................................6.8
         Delivery Period...............................6.1.1
         Development Plan................................4.5
         (*)
         Discretionary Change............................4.5
         DMF............................................11.6
         Event of Force Majeure.......................18.1.1
         Excess Portion................................5.1.5
         Excess Surplus................................5.1.5
         (*)
         Firm Order....................................5.1.4
         Indemnified Party............................16.2.1
         Indemnifying Party...........................16.2.1
         (*)
         Initial Term...................................17.1


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

         Joint Team......................................3.8
         Joint Team Member...............................3.8
         (*)
         Lead Joint Team Member..........................3.8
         Long Range Forecast...........................5.1.2
         Manufacturing Facilities........................3.2
         Minimum Percentages...........................2.2.1
         New Manufacturing Modules.....................3.3.1
         Nominated Manufacturers......................13.6.1
         (*)
         PAI Ready......................................11.4
         (*)
         Primary Liaison.................................3.8
         Proposed Discretionary Changes..................4.4
         Purchase Order................................6.1.1
         Quality Agreement...............................3.1
         (*)
         Recall.........................................12.6
         (*)
         Registration...................................11.1
         Renewal Term...................................17.1
         Required Changes................................4.2
         (*)
         Required Testing..............................8.5.1
         Rolling Forecast..............................5.1.1
         Seizure........................................12.6
         Shipment Samples................................6.4
         Standby Events.................................13.5
         Standby Rights.................................13.6
         Supply Price ...................................7.1
         Term...........................................17.1
         Third Party Claim............................16.2.1
         (*)

                                   ARTICLE 2

                                SALE AND PURCHASE

      2.1 Supply of Product. Avecia shall manufacture and provide API to Genta, and Genta shall purchase API provided by Avecia, in such quantities and in the form as required pursuant to this Agreement. The provisions of this Agreement shall be construed as referring to the supply of API by Avecia to Genta and any Genta Partners.

      2.2 Minimum Commitments.

            2.2.1 Minimum Percentage Commitments. Subject to the terms and conditions of this Agreement and the capacity of those manufacturing facilities or modules which are agreed


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to be Manufacturing Facilities pursuant to Sections 3.2 and 3.3 (and as the parties may change such designations pursuant to Sections 3.2 and 3.3), Genta shall be obligated to purchase from Avecia, and Avecia shall be obligated to supply to Genta the following minimum percentages of aggregate requirements:
(i(*) of Genta's and the Genta Partners' combined aggregate worldwide requirements of API over the Initial Term of this Agreement; and (ii) (*) of Genta's and the Genta Partners' combined aggregate worldwide requirements of API for each calendar year of the Initial Term; provided that (x) the (*) requirement in clause (ii) shall not apply to the extent that it would require Genta to purchase more than the minimum (*) requirement in clause (i); and (y) (*) "Minimum Percentages". Nothing in this Agreement shall prevent Genta, in its sole discretion, from purchasing greater than the Minimum Percentages pursuant to the terms of this Agreement, and Avecia shall, subject to the foregoing provisions of this Section, supply any such additional API to Genta pursuant to the terms of this Agreement.

            2.2.2 Minimum Volume Commitments. Subject to the FDA's approval of the Genta Product, (*), and successful process validation, Genta agrees to purchase from Avecia, and Avecia agrees to supply to Genta, a minimum of (*) Kilograms of API during the Initial Term, beginning on January 1, 2003. Subject to Section 2.2.3 , Genta further agrees to purchase from Avecia, and Avecia further agrees to supply to Genta, a minimum of (*) Kilograms of API during each of the years 2003 and 2004, provided that (i) such amounts shall count as part of the foregoing (*) Kilogram minimum volume commitment, and (ii) if all clinical trials relating to the Genta Product are terminated or the Genta Product is not approved by the FDA, then Avecia shall use commercially reasonable efforts to mitigate costs related to such (*) Kilogram minimum volume commitments, and Genta shall (*) (*). The foregoing requirements of this Section
2.2.2 shall apply regardless of whether or not (*).

            2.2.3 (*)/Process Validation. Notwithstanding the above, Genta's obligations under Sections 2.2.1 and 2.2.2 shall not apply until Avecia (*) has successfully completed process validation in accordance with Sections 11.4 and
11.5. Furthermore, if Avecia has not successfully completed process validation by the dates set forth below,:

            (*)

      If Avecia has not successfully completed such process validation by (*). Furthermore, notwithstanding the above, if Genta agrees to order API from Avecia before Avecia is (*) process validated, then such orders shall be counted toward any applicable Genta minimum volume and percentage commitments in Section 2.2.

            2.2.4 Compliance with Minimum Commitments. For purposes of determining whether Genta has complied with this Section 2.2, Genta shall be deemed to have purchased a quantity of API when such API is due for delivery in accordance with a relevant Purchase Order issued in accordance with the provisions of Section 6.1 irrespective of if or when such actual delivery takes place.

      2.3 No Additional Restrictions. The Parties agree that nothing in this Agreement shall be construed as preventing or otherwise inhibiting Genta from
(a) manufacturing its remaining requirements of API under any applicable Regulatory Filings and (b) obtaining some or all of its remaining requirements of API from a Genta Partner, Genta Partners, Third Party or Third Parties. Nothing in this Agreement shall restrict Genta in any way with respect to any products other than API. This Section 2.3 shall not be construed to grant Genta any right to Avecia's intellectual property rights more broadly than Article 13.


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

      2.4 Exclusivity. (*) neither Avecia nor its Affiliates shall, either alone or in collaboration with a Third Party, engage in any activity directed to (*).

      2.5 Approval of Subcontracting. Avecia shall not have the right to subcontract, sublicense or otherwise delegate all or any portion of its obligations under this Agreement without Genta's prior written approval. To the extent such approval is granted, Avecia shall (i) fully qualify each such subcontractor, and Genta (and, upon Genta's request, the Principal Genta Partner) shall have the right to participate in and approve such qualification process; (ii) ensure that all such approved subcontractors comply with the provisions of this Agreement to the extent applicable thereto; and (iii) be responsible for each such subcontractor's performance hereunder (including, without limitation, any breach of this Agreement by such subcontractor), as if Avecia were itself performing such activities.

                                   ARTICLE 3

                     MANUFACTURING AND PROCESSING ACTIVITIES

      3.1 Quality Agreement. Schedule 3.1 shall specify testing, storage, release, cGMP, regulatory and other quality assurance requirements relating to manufacture and shipment of API by Avecia under this Agreement (that agreement, the "Quality Agreement"). The Quality Agreement is not intended and shall not be construed to limit any of the rights (including, without limitation, approval rights) and obligations of the Parties set forth in this Agreement. Subject to the foregoing, to the extent possible, the Quality Agreement will be interpreted to be consistent with the terms of this Agreement. If there is any conflict or inconsistency between the terms of the Quality Agreement and the terms of this Agreement, however, the terms of this Agreement shall control.

      3.2 Manufacturing Facilities. It is agreed that the initial manufacturing facilities shall be the M1 Facility and, subject to the successful qualification thereof, the M2 Facility (the "Manufacturing Facilities"). (*) Avecia shall be responsible for all scheduling related to the Manufacturing Facilities and for the operation of such facilities.

      3.3 Addition and Retirement of Manufacturing Modules; Capacity.

            3.3.1 Subject to the Parties' agreement (*) for a new Manufacturing Facility by Genta as provided below), Avecia shall construct additional manufacturing modules as are necessary to meet Genta's forecasts for API and to timely fulfill Avecia's obligations hereunder. The Parties shall mutually agree in advance on the addition of any such manufacturing module (other than the M2 Facility) that is proposed to be used for the manufacture of API. (*) All such mutually agreed new manufacturing modules, including the M2 Facility, shall be referred to collectively herein as "New Manufacturing Modules." With respect to each New Manufacturing Module, Genta shall have the right to review and approve the plans (including the detailed design) for the New Manufacturing Module, including without limitation, capacity planning, regulatory approval, and design issues, and the impact on plans for reducing the costs of manufacturing API. Genta shall not unreasonably withhold such approval (and it is


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understood that withholding approval for the sole purpose of circumventing its volume commitments in Section 2.2.1 would be unreasonable). On completion of the construction, qualification and successful process validation of any such New Manufacturing Module, it shall also be deemed a Manufacturing Facility for the purposes of this Agreement.

            3.3.2 (*)

            3.3.3 (*) This maximum rated capacity shall be reviewed from time to time by the Parties in order to take account of the addition of New Manufacturing Modules, the retirement of Manufacturing Facilities and improvements in manufacturing efficiencies achieved.

      3.4 Sourcing of Materials.

            3.4.1 Procurement. Avecia shall be responsible for the procurement of all Raw Materials necessary for the manufacture of the API. Within ninety
(90) days after the Effective Date, Avecia shall provide Genta with information about its arrangements with its current Raw Materials suppliers (including without limitation relevant contractual terms and pricing). Avecia, as soon as reasonably practicable thereafter, shall enter into written agreements or long term purchase orders in connection with the purchase from Third Parties of those Raw Materials which, in consultation with and subject to the approval of Genta, are determined appropriate to be the subject of such written agreements or long term purchase orders. Genta shall only have the right to review and approve those portions of the written agreements that are relevant to the manufacture and supply of API hereunder. Genta shall have the right to participate in qualifying any supplier of Raw Materials. Avecia shall obtain Genta's written approval prior to using any Raw Materials which have been manufactured or which are to be manufactured by Avecia itself (or any of its Affiliates) in the manufacture of API hereunder, which approval shall not be unreasonably withheld (with the understanding that material factors such as cost, quality and regulatory impact shall, without limitation, constitute reasonable grounds), and if Genta approves such use, the Parties shall promptly (*). Avecia shall procure the supply of Raw Materials for Genta at the lowest prices reasonably available, consistent with and having regard to such matters as security and sources of supply, quality of product, volume requirements and terms and conditions of supply.

            3.4.2 Compliance with Specifications and Regulations. All Raw Materials hereunder shall (i) comply with the specifications applicable thereto as mutually agreed upon by the Parties and as set forth in the current batch records (provided that such specifications may only be amended upon Genta's prior written approval), and (ii) be suitable (including by complying with all applicable Regulatory Requirements and the Quality Agreement, and conformity to all applicable Regulatory Filings) for use in the manufacture of API (including having regard to the use date of such Raw Materials, if applicable, in accordance with the recommendations of the manufacturers thereof), whether such Raw Materials are manufactured by Avecia itself or by way of purchase from a Third Party. Avecia shall comply with all Regulatory Requirements pertaining to the procurement of Raw Materials, including any testing or documentation required. (*). With each release of API, Avecia shall include BSE/TSE certificates (in a form that Genta, the Principal Genta Partner and Avecia mutually agree upon) beginning February 1, 2003, or, if later, once Genta, the Principal Genta Partner and Avecia have completed their collective assessment as to whether and how Avecia will have the ability to provide such certificates.


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

            3.4.3 Alternate Source(s) of Supply. Avecia, in consultation with and subject to the approval of Genta, shall establish at least a second source of supply for those Raw Materials which, in consultation with and subject to the approval of Genta, are determined appropriate to be the subject of more than one source of supply, so as to ensure Avecia's ability to fulfill its obligations to supply (*) API to Genta hereunder in a timely manner. Genta shall have the right to participate in qualifying any such secondary suppliers of Raw Materials.

      3.5 Inventory of Materials and Spare Parts. Avecia shall establish, update as necessary and implement inventory management processes and procedures designed to ensure that Avecia is able to obtain, on a timely basis, all Raw Materials necessary to perform the manufacturing and processing activities as contemplated hereunder. Avecia shall ensure that an inventory of spare parts for all equipment it uses to manufacture API is maintained consistent with the manufacturer's recommendations.

      3.6 Resources, Equipment and Capacity. Subject to the provisions of
Section 3.3, Avecia, in consultation with Genta, shall establish, update as necessary and implement, processes and procedures designed to ensure that sufficient manufacturing resources, equipment, production capacity and qualified employees are available in order to fulfill Avecia's obligations hereunder in a timely manner. In case of a shortage of supply of Raw Materials, the supply of such materials shall first be allocated to fulfill Genta's Firm Orders for API hereunder and (*)% of the API forecasted for months (*) through (*) in the Rolling Forecast. For purposes of clarification, nothing in this Agreement prevents Genta from issuing Firm Orders for deliveries more than three months in advance.

      3.7 Storage and Use of Materials and Product. Avecia shall ensure that all Raw Materials (which are controlled by Avecia and are to be used in the manufacture of API) and API are stored in accordance with Regulatory Requirements and any other requirements from Genta or Third Party suppliers. Avecia shall use the first-in first-out (FIFO) method of material usage, subject to the prudent and appropriate usage of the first-expiring, first-out (FEFO) method. Avecia shall notify Genta immediately upon learning that any Third Party has asserted any claim, right or title in any such Raw Materials or API in Avecia's control.

      3.8 Liaison; Joint Team. Promptly following the execution of this Agreement, Genta, the Principal Genta Partner and Avecia shall each appoint a single Representative to function as primary liaison to coordinate day-to-day communications relating to this Agreement (each, a "Primary Liaison"). In addition, the Parties shall establish a joint team (the "Joint Team") to discuss and allow for the communication of higher-level issues arising under this Agreement, including, but not limited to, issues regarding (i) Raw Materials suppliers; (ii) potential manufacturing process improvements; (iii) the status of each party's regulatory filings related to the manufacture of API; (iv) capacity expansion; and (v) quality control and assurance. The Joint Team shall be comprised of Representatives from each of Genta and Avecia (each, a "Joint Team Member"), selected by such Party, and shall meet at such times and places as are deemed reasonably necessary by the Parties, but in no event less than once each calendar quarter. In addition, Representatives from the Principal Genta Partner shall be permitted to participate in the meetings of the Joint Team (and receive reports and material correspondence regarding the Joint Team), which Representatives shall, for purposes of this Agreement, be considered the Principal Genta Partner's Joint Team Members. For purposes of clarification, each of Avecia, Genta and the Principal Genta Partner shall be entitled to have an equal number of Joint Team Members


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

on the Joint Team. For example, if Genta has one Joint Team Member on the Joint Team, then each of Avecia and the Principal Genta Partner would also each be entitled to have one Joint Team Member on the Joint Team, such that the total number of Joint Team Members would be three. If any of Avecia, Genta or the Principal Genta Partner has more than one Joint Team Member, such entity shall designate one of its Joint Team Members as its "Lead Joint Team Member." To the extent the terms of this Agreement require or permit the consent, approval or agreement of Genta, Avecia and/or the Principal Genta Partner with respect to a particular issue, such consent, approval or agreement shall be considered provided by the applicable entity if the Lead Joint Team Member of the applicable entity (or the sole Joint Team Member of the applicable entity, if the applicable entity has only one Joint Team Member) provides such consent, approval or agreement, and neither the other entities nor their Lead or other Joint Team Members shall have the right or authority to override such consent, approval or agreement.

      3.9 Handling of Materials; Wastes.

            3.9.1 Hazards. Avecia shall inform its employees, contractors and other personnel of any known or reasonably ascertainable chemical hazards associated with the Raw Materials, API, or any Wastes generated through performance of the manufacturing and processing activities hereunder, and provide such persons with required training in the proper methods of handling and disposing of such items.

            3.9.2 Handling; Notification. Avecia shall handle, accumulate, label, package, store, transport and dispose of all Wastes generated through performance of the manufacturing and processing activities hereunder in accordance with all Regulatory Requirements. Genta shall have the right to review and approve any Third Party disposal agreements. Avecia shall promptly notify Genta in writing of any unauthorized reportable release or emission of any Wastes generated through performance of the manufacturing and processing activities hereunder and any potential environmental violation or litigation related thereto. Each Party shall promptly notify the other of any health hazards or potential health hazards of which it or they are or become aware of concerning exposure to or handling of the Raw Materials or Wastes. In any of the foregoing instances, Avecia shall promptly inform Genta of its intended course of action to address the situation, and shall promptly undertake such actions.

            3.9.3 Waste Disposal Sites. Upon the reasonable request of Genta, Avecia shall identify, in list form, all haulers, brokers and disposal sites utilized by Avecia or its subcontractors for disposal of Wastes generated in connection with the manufacturing and processing activities hereunder.

      3.10 Compliance. Avecia shall perform all manufacturing and processing activities hereunder and maintain all Manufacturing Facilities in accordance with cGMPs, the Specifications, the Quality Agreement, all applicable Regulatory Requirements and other applicable requirements of any Governmental Authority.

                                   ARTICLE 4

             CHANGES TO MANUFACTURING PROCESS AND/OR SPECIFICATIONS

      4.1 Changes. Avecia shall not make any changes to Raw Materials (or suppliers thereof), formulations, processes, equipment, facilities, Specifications, tests or any other item in any manner that would impact the manufacturing or processing activities to be performed by Avecia hereunder, or affect any Regulatory Filing, without the prior written consent of Genta.

      4.2 Required Changes. Avecia shall promptly make and implement such changes to the Specifications or Avecia's manufacturing or processing activities as are required (a) by any Regulatory Requirements that are (i) applicable to the manufacture of API, (ii) the result of a specific guideline, law or regulation and (iii) not discretionary; or (b) by any concerns of Genta or Regulatory Authorities as to the toxicity, safety and/or efficacy of any API to be manufactured by Avecia as provided herein ("Required Changes"). All such Required Changes shall be approved in writing on a timely basis by Genta prior to implementation, including without limitation the timelines, budgets and other issues regarding such implementation. Avecia shall implement such Required Changes in accordance with any applicable Regulatory Requirements and instructions provided by Genta. (*)

      4.3 Process Improvements (*). Avecia shall identify and develop changes to the API manufacturing process and other mechanisms for maintaining quality (*). Avecia shall promptly notify Genta regarding any such potential changes that it identifies.

      4.4 Discretionary Changes. (*) In addition, Genta may propose to Avecia certain changes to the Specifications or the API manufacturing process which it reasonably believes will improve the manufacturing process (*). Upon Genta's request, Avecia shall review and analyze such changes (*). The Parties shall mutually agree on which changes, if any, shall be further developed or implemented ("Proposed Discretionary Changes").

      4.5 Development Plan. Within (*) of the identification by the Parties of a Proposed Discretionary Change, Avecia shall prepare a detailed development plan, timeline and budget and estimated impact on cost for such change (each a "Development Plan"). Each Development Plan, as it may be amended, shall set forth in sufficient detail (*). Prior to implementation of any Development Plan, and any amendments thereto, Avecia shall first submit the Development Plan to Genta for its approval. Upon both Parties' approval, such Proposed Discretionary Change shall become a "Discretionary Change." Avecia shall implement each Discretionary Change in accordance with such Development Plan, subject to reasonable go/no-go decisions to be made by Genta and subject to Section 4.7. All amendments to a Development Plan shall be submitted to Genta for approval.

      4.6 Reports. As long as a Development Plan is being implemented, Avecia shall submit to Genta (*) reports (as well as such other interim reports required in support of a Regulatory Filing) (*) setting forth in detail the activities and progress under any Development Plan. In addition, such reports should provide (*).

      4.7 Payment.

            4.7.1 (*).

            4.7.2 (*).

      4.8 (*)

      4.9 (*)

                                    ARTICLE 5

                                    FORECASTS

      5.1 Forecasts.

            5.1.1 Rolling Forecasts. By (*), and thereafter by the twentieth
(20th) day of each calendar month, Genta shall provide Avecia with a good-faith written forecast of the quantities of API that Genta shall require from Avecia for each of the following (*) ((*)) calendar months (each, a "Rolling Forecast"). Thus, for example, the Rolling Forecast provided by (*) shall cover the calendar months commencing with (*) and ending with (*). Other than as set forth in Section 5.1.4, this Rolling Forecast shall be nonbinding.

            5.1.2 Long-Range Forecast. Commencing on (*), and on the twentieth day of the last month of each calendar quarter thereafter, Genta shall submit to Avecia a forecast of the quantity of API which Genta expects Avecia to supply over the following (*)-month period ("Long Range Forecast"). The first (*) of the Long Range Forecast shall be detailed by month and deemed to be the "Rolling Forecast" pursuant to Section 5.1.1. The second (*) of the Long Range Forecast shall be detailed by quarter. Other than as set forth in Section 5.1.4, this Long Range Forecast shall be non-binding.

            5.1.3 Forecast for Overall Demand. Commencing on (*), and on (*) and (*) of each year thereafter, Genta shall provide Avecia with a good-faith, non-binding written forecast of the aggregate volume of all quantities of API that Genta expects to purchase during the following (*) from Avecia and any Third Party, detailed by quarter.

            5.1.4 Firm Order. Subject to the following provisions of Article 5 and Article 6, the first (*) months of each Rolling Forecast shall constitute a non-cancelable commitment on the part of Avecia to supply and on the part of Genta to order, the quantity of API as set forth in such Rolling Forecast (each such rolling (*) commitment, a "Firm Order"). The remainder of any Rolling Forecast shall be non-binding; provided, however, that Genta shall be required to place Firm Orders with Avecia for at least (*) ((*)%) of its forecasted requirements for API for the (*) through (*)calendar months of each Rolling Forecast. Thus, the forecast first given for the month appearing as the (*) month in each Rolling Forecast shall, when that month becomes the (*) month in the Rolling Forecast (and thereby a Firm Order), be for not less than (*)% of the quantity of API stipulated as the forecast when that month first appeared as the (*) calendar month in the Rolling Forecast. If either Party, based on the information known to it, believes that any Rolling Forecast specifies quantities of API that would require Avecia exceed the rated manufacturing capacity of the Manufacturing Facilities designated in Sections 3.2 and 3.3, such Party shall promptly notify the other Party of such capacity constraint. In such case, the Parties shall meet and discuss the situation as further set forth in Section 3.3.3.

            5.1.5 Maximum supply obligation and Excess Portions. Subject to the following provisions of this Section 5.1.5 and Article 6, the maximum quantity of API that Avecia shall be obligated to agree to supply in response to a Genta Purchase Order shall be (*)% of the quantity of API which Genta first forecasted as its anticipated requirements for the relevant month when that month first appeared as the (*) month in the Rolling Forecast. Thus, the forecast first given for the month appearing as the (*) month in each Rolling Forecast need not, when that month becomes the (*) month in the Rolling Forecast (and thereby a Firm Order), be accepted by Avecia to the extent such Firm Order exceeds (*)% of the quantity of API stipulated as the forecast when that month first appeared as the (*) calendar month in the Rolling Forecast. If Genta wishes to order a greater quantity of API for any month than allowed for by the foregoing provisions, it shall consult with Avecia as to whether Avecia anticipates being able to supply such higher quantity (any such amount in excess of (*)%, the "Excess Portion"). If Avecia anticipates being able to supply the Excess Portion (or any part thereof), it shall accept the Genta Purchase Order that covers such Excess Portion (or the part of such Excess Portion that Avecia anticipates being able to supply). If Avecia reasonably anticipates that it will not be able to supply the Excess Portion (or any part thereof) it shall promptly notify Genta of the Excess Portion (or part thereof) that Avecia does not anticipate being able to supply (the "Excess Surplus"). To the extent Genta requests delivery of any Excess Surplus despite Avecia's constraints, Avecia's obligation shall be limited to using such efforts as Avecia considers appropriate to satisfy Genta's request for such Excess Surplus.

            5.1.6 Expiration of Term. Notwithstanding the provisions of this
Article 5, none of the Long Range Forecasts, Forecasts of Overall Demand, Rolling Forecasts or Firm Orders to be provided by Genta hereunder shall be required to extend, as applicable, beyond the Initial Term (or, if applicable, any Renewal Term) if any Party has provided notice of termination in accordance with Section 17.1.

                                    ARTICLE 6

                               ORDERS and SHIPMENT

      6.1 Monthly Purchase Orders.

            6.1.1 Provision of Purchase Order. With each Rolling Forecast, Genta shall provide to Avecia a purchase order for API for each calendar month covered by the Rolling Forecast constituting a Firm Order which has not been covered by previously issued purchase orders (the "Purchase Order"). Each Purchase Order shall specify the delivery date(s), delivery location(s) and amounts of API to be delivered over the calendar month represented by the Purchase Order ("Delivery Period"). If the terms of the Purchase Order are inconsistent with the terms of this Agreement, the terms of this Agreement shall control. Unless otherwise agreed by the Parties in respect of any Delivery Period, delivery dates for the amount of API specified in each Purchase Order shall be set forth by Genta in each Firm Order, with Genta having the right to specify a minimum of two (2) but no more than four (4) delivery dates within the Delivery Period that are reasonably spread over the entirety of the relevant Delivery Period, and the quantities of API shall similarly be reasonably spread throughout such dates.

            6.1.2 Acceptance. Avecia shall acknowledge and provide Genta with a written acceptance of each Purchase Order within five (5) Business Days following Avecia's receipt thereof, and if no such acceptance is provided to Genta within such period, such Purchase Order shall be deemed accepted by Avecia. Avecia shall be entitled to reject only that portion of any Purchase Order which Avecia shall be unable to fill as set forth in - and subject to the terms of -

Section 5.1.5, or which Avecia shall be unable to fill due to the occurrence of an Event of Force Majeure. If the terms of Avecia's acceptance of any Purchase Order are inconsistent with the terms of this Agreement, the terms of this Agreement shall control. Notwithstanding anything contained herein to the contrary, Avecia will not be liable for any delays in delivery with respect to Excess Surplus under Section 5.1.5, provided Avecia performs as required under
Section 5.1.5.

      6.2 Delivery. Avecia shall arrange for the delivery of API to the location as stated on the Purchase Order (including without limitation any Genta Partner or Third Party location) and in a manner consistent with good commercial practices, validated shipping procedures that comply with Regulatory Requirements (including, without limitation, shipment in approved containers), and any agreed-upon shipping specifications and the Quality Agreement. Subject to the following provisions of this Article 6, each shipment of API to be delivered to a location in the United States shall be delivered by Avecia, via a carrier meeting the validated shipping requirements, DDP (Genta's designated location). If such shipment is to be delivered to a location outside the United States, such shipment shall be delivered by Avecia, via a carrier meeting the validated shipping requirements, DDU (Genta's designated location). Unless otherwise instructed by Genta, Avecia shall arrange for appropriate insurance coverage for all shipments of API. Avecia shall invoice Genta for any actual out-of-pocket shipping costs (including reasonable insurance costs) paid by Avecia pursuant to the foregoing arrangement as a separate line item on the invoice, to the extent such costs are not already incorporated into the Supply Price. Avecia shall deliver the amounts ordered in each Purchase Order within (*) (*) of the delivery dates mutually agreed upon or specified under Section
6.1.1. (*) (*)

      6.3 Documentation.

            6.3.1 Certificates. Each Batch shall be accompanied by a "Certificate of Analysis" confirming that the API delivered is Conforming Product (pursuant to Section 8.2).

            6.3.2 Shipping Documentation. Each shipment shall be accompanied by commercially appropriate shipping documentation (including, without limitation, bills of lading), which shall, at a minimum, (i) identify the shipment and Batch numbers comprised in the shipment, (ii) state any order number for the shipment that has been provided by Genta, and (iii) show the destination to which such shipment is being sent. In addition, each shipment shall be accompanied by a Material Safety Data Sheet and samples (for identification testing) and such additional documentation that Genta may reasonably require from time to time.

            6.3.3 Supporting Data. At Genta's request, Avecia shall provide Genta (and, at Genta's request, the Principal Genta Partner) with reasonable access to any applicable supporting data relating to the documentation provided under Sections 6.3.1 and 6.3.2 above (including without limitation Batch records, laboratory notebooks and any applicable testing results).

      6.4 Sample Retention. Avecia shall properly store and retain appropriate and adequate samples (identified by Batch number) of all API and all critical Raw Materials in conditions and for times consistent with all applicable Regulatory Requirements, the Quality Agreement and Section 10.2 and to permit appropriate or required internal and regulatory checks and references (collectively, the "Shipment Samples"). Avecia shall provide Genta (and, upon Genta's request, the Genta Partner) with reasonable access to and portions of the Shipment Samples for testing, trouble-shooting and other purposes upon its request.

      6.5 No Other Disposition. Except as expressly permitted hereunder, no disposition or disposal of any API shall be made by Avecia without the advance written approval of Genta, and any such disposition or disposal of API shall comply with all applicable Regulatory Requirements.

      6.6 Delay in Delivery. Except as set forth in Sections 6.1.2 (in respect of any Excess Surplus) and 6.2, if, for any reason other than an Event of Force Majeure, Avecia delivers any shipment or portion of shipment of API in accordance with this Article 6 later than the date of delivery set out in the relevant Purchase Order then:

            6.6.1 (*)

            6.6.2 (*)

            6.6.3 (*)

      6.7 Notice of Inability to Supply. Avecia shall promptly notify Genta of any occurrence expected to inhibit Avecia's ability to provide on-time delivery of API meeting the terms and conditions of this Agreement. In addition, Avecia shall immediately inform Genta of any notice, written or oral, received from any of its subcontractors regarding a possible shortage or inability to obtain or supply Raw Materials or any components or materials used in the manufacture of API.

      6.8 Consequences of Delay. In the case of any material failure (an "Actual Delay") or reasonably anticipated material failure (an "Anticipated Delay") of Avecia to supply API meeting the requirements of this Agreement in the quantities and within the time periods specified in any of Genta's Purchase Orders (each, a "Delay"), Avecia shall remedy the Delay and resume supplying API meeting the requirements of this Agreement to Genta as soon as practicable, and, upon Genta's reasonable request, without limiting the Parties' rights and responsibilities under Article 13, fully cooperate with Genta to secure adequate supplies of API from alternative sources for such time as Actual Delay or Anticipated Delay is reasonably expected to exist. Moreover, upon an Actual Delay or Anticipated Delay, Genta (*). Notwithstanding the foregoing, and without limiting Genta's rights under Sections 13.5.4 and 17.2.3, neither any Actual Delay nor Anticipated Delay in the supply API as aforesaid by reason of an Event of Force Majeure nor delivery of amounts of API in compliance with the terms of Section 6.2 (i.e., (*)% or more but less than (*)% of the quantity ordered for delivery in a Delivery Period is supplied but by the end of the calendar quarter Avecia has delivered (*)% of the quantity ordered pursuant to the terms of Section 6.2) nor failure to deliver any Excess Surplus (provided that Avecia has performed as required under Section 5.1.5) shall constitute a Delay for the purposes of this Section 6.8 and the remaining provisions of
Article 6.

      6.9 Costs Attributable to a Delay. In addition to the provisions of
Section 6.6, (*). However, notwithstanding the above, for each Occurrence, Avecia shall not be required to reimburse Genta for any such costs or expenses pursuant to this Section 6.9 beyond an amount equal to:

            6.9.1 (*)

            6.9.2 (*)

      6.10 (*). Notwithstanding any other provision of this Agreement (including, without limitation, Section 2.2), if Genta requires a quantity of API that Avecia is required to provide under the terms and conditions of this Agreement but that Avecia is unable to supply for whatever reason (including, without limitation, an Event of Force Majeure or lack of capacity), Genta may purchase such API (*).

      6.11 Reservation of Rights. The rights and remedies set forth in Sections 6.6, 6.8, 6.9 and 6.10 shall be, except as specified in Articles 8 (Quality of API), 12 (Recalls), 13 (Intellectual Property and Standby Rights), 16 (Indemnification) and 17 (Term and Termination), Genta's sole and exclusive rights and remedies on account of any Delay.

                                    ARTICLE 7

                                     PAYMENT

      7.1 Supply Price. The number of (*) Grams in each delivery of API, and the supply price per (*) Gram of API, (*) set forth on Schedule 7.1 ("Supply Price"). Except as otherwise permitted herein, Genta shall pay Avecia the applicable Supply Price for each (*) Gram of API received in accordance with the terms of this Agreement, within thirty (30) days after the date of Avecia's invoice for such shipment; provided that Avecia's invoice for each shipment shall be dated no earlier than the date of shipment of the particular Batch of API to the delivery location designated under Section 6.2.

      7.2 No Other Costs. Except as otherwise expressly set forth in this Agreement, Genta shall not be obligated to pay any amounts other than the Supply Price for all API supplied by Avecia hereunder. Avecia shall be solely responsible for all necessary working capital and for all other capital required to fulfill its obligations under this Agreement (including capital for mutually agreed upon New Manufacturing Modules), (*).

      7.3 Payment Terms. Payment of all amounts shall be in U.S. dollars, by wire transfer of immediately available funds to the financial institution, account number and account party's name designated in writing by Avecia or Genta as the place of payment.

      7.4 Taxes. Except as set forth in this Agreement, the Supply Price shall exclude any applicable sales, use, consumption, value added or excise taxes duties, tariffs and other similar assessments which may be imposed by any Governmental Authority as a result of the sale to Genta (other than with respect to any corporate taxation on Avecia) ("Transfer Taxes"); provided, however, that the parties shall cooperate and take any reasonable steps necessary to reduce or eliminate any Transfer Taxes. Genta shall be entitled to deduct the amount of any withholding taxes payable or required to be withheld by Genta, to the extent Genta pays such taxes to the appropriate Governmental Authority on behalf of Avecia. Genta shall promptly deliver to Avecia proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such Governmental Authority with respect thereto. Notwithstanding the above, Genta shall not be responsible for: (a) any duties or similar assessments incurred in shipments of API to the extent they could have been avoided if the API was shipped from Avecia's Manufacturing Facilities in Massachusetts; or (b) any Transfer Taxes to the extent that Avecia could have avoided them making all efforts which are proper and in the ordinary course of business provided that Genta shall also cooperate in the avoidance of such Transfer Taxes by making all efforts which are proper and in the ordinary course of business.

      7.5 (*)

      7.6 Raw Materials. Genta acknowledges that Avecia may need to enter into obligations and commitments in relation to long term supply contracts or purchase orders with Raw Material suppliers in order to secure such Raw Materials at a reasonable price consistent with and having regard to such matters as security and sources of supply and quality of product without having Firm Orders to justify such long term arrangements. (*). Avecia will use commercially reasonable efforts to mitigate the obligations of Genta under this Section.

                                    ARTICLE 8

                                 QUALITY OF API

      8.1 Manufacture Using Validated Process. Unless Genta otherwise agrees (for example, pursuant to the last sentence of Section 2.2.3 effective (*), all API shipments under this Agreement shall, be manufactured in a validated facility and using the validated process (as set forth in Section 11.5). For clarification purposes, the foregoing includes the three successful consecutive process validation Batches (as set forth in Section 11.5) if the process validation has been successful.

      8.2 Conforming Product. Avecia shall ensure that all API provided to Genta's designated location under Section 6.2 at the time of delivery (1) conforms with the Specifications, (2) has been manufactured in accordance with the approved Batch records, (3) is not adulterated within the meaning of the Federal Food, Drug and Cosmetic Act, as amended (the "FFDCA"), or any foreign counterpart thereof, and (4) has been manufactured, labeled, packaged, stored, tested, documented, released and shipped in accordance with Avecia's responsibilities under the Quality Agreement and this Agreement, and conforms with Regulatory Requirements, cGMPs and all applicable Laws. Such API shall be deemed "Conforming Product".

      8.3 Shelf Life. All API supplied to Genta shall at the time of shipment have the longest remaining Shelf Life reasonably practicable, but in any event a minimum of (i) (*) ((*)) months if the total Shelf Life from the date of manufacture is equal to or greater than (*) ((*)) months and (ii) (*) ((*)) months if the total Shelf Life from the date of manufacture is equal to or greater than (*) ((*)) months; provided, however, that Avecia shall be permitted to supply API with lower Shelf Life on a case-by-case basis where Genta so agrees in writing in advance of the shipment of such API.

      8.4 Batch. Each Batch of API manufactured by Avecia hereunder shall be within the process parameters as validated and set forth in the master batch record. Upon any deviation, Avecia shall prepare a deviation report for Genta and shall resolve such situation in accordance with cGMPs.

      8.5 Non-Conforming Product.

            8.5.1 If, in the course of Genta Product release testing that Genta or a Genta Partner actually conducts (or actually has conducted on its behalf) in conformance with Regulatory Requirements (including any required procedures set forth by Genta in Regulatory Filings) (the "Required Testing"), Genta or the Genta Partner actually learns that any API delivered under this Agreement is not Conforming Product by reason of non-compliance with Section 8.2 (1) or (3) above, then Genta shall notify Avecia in writing of such discovered defect promptly after such non-compliance with Section 8.2 (1) or (3) is confirmed. If (*)

            8.5.2 (*).

            8.5.3 (*).

            8.5.4 Neither of the foregoing provisions shall be construed to impose upon Genta any obligation to test the API or Genta Product (except to the extent required by Regulatory Authorities prior to the release of Genta Product).

            8.5.5 In any case where Genta gives notice to Avecia under the foregoing provisions, Avecia shall be offered reasonable opportunity to examine the evidence purporting to show why such API is or was not Conforming Product and to inspect and/or test such API or Genta Product. In the event of any dispute as to whether the API was or was not Conforming Product pursuant to
Section 8.2 (1) or (3) and rightfully rejected pursuant to the above provisions relating thereto, the matter shall be referred to an independent testing organization mutually acceptable to the Parties to determine. The fees and expenses of such organization shall be paid by the Party in error.

      8.6 Rights and Remedies for Delivery of Non-Conforming Product.

            8.6.1 Except pursuant to Section 8.5.3 and subject to Section 8.8, for any delivered API that is non-Conforming Product under this Agreement, Avecia shall, at Genta's sole discretion, (*).

            8.6.2 In addition, except pursuant to Section 8.5.3 and subject to
Section 8.8 and the limitations of Article 16.3, to the extent Genta or the Genta Partner incurs any out-of-pocket costs or expenses (including, without limitation, payments to contractors) directly as a result of the replacement, recall, destruction or other inability to use any API or Genta Product due to the delivery of any API that is not Conforming Product, (*).

            8.6.3 The rights and remedies set forth in this Section 8.6 shall, except as specified in Articles 6 (Orders and Shipment), 12 (Recalls), 13 (Intellectual Property and Standby Rights), 16 (Indemnification) and 17 (Term and Termination), be Genta's sole and exclusive rights and remedies in relation to the delivery of non-Conforming API.

      8.7 Relationship with Late Delivery Provisions. For clarification purposes, API that Genta rejects as not Conforming Product shall not, by virtue of such rejection, be considered delivered late under Sections 6.6 or 13.5.1; provided that, for purposes of such Sections 6.6 and 13.5.1, the scheduled delivery date for any required replacement quantities of API shall be considered to be (*).

      8.8 (*).

                                    ARTICLE 9

                                       (*)

                                   ARTICLE 10

                              INSPECTIONS; RECORDS

      10.1 Inspections by Genta.

            10.1.1 Inspection. Genta (including, subject to agreement to be bound by a confidentiality agreement with Avecia consistent with the terms of this Article 10 or Article 14 (Confidentiality), its employee, Representative, or, at Genta's request, the Principal Genta Partner) shall have the right, upon reasonable advance notice and during regular business hours, to inspect and audit (a) the Manufacturing Facility or other facility at which any of the manufacturing or processing activities are performed, and (b) any of Avecia's manufacturing and quality control records and all other documentation relating to the manufacturing and processing activities (including, without limitation, any internal quality control audits or reviews conducted by Avecia). Such right to inspect and audit to extend to Avecia and its affiliates, and (except to the extent Avecia cannot obtain the contractual right or cooperation) subcontractors of Avecia. Such inspections and audits shall be for the purpose of ascertaining compliance with Regulatory Requirements, cGMPs, the Quality Agreement and environmental, health and safety regulations and other aspects of this Agreement, reviewing correspondence, reports, filings and other documents from or to Regulatory Authorities to the extent related to the manufacturing and processing activities, approving, where appropriate, all variances from applicable requirements hereunder or under the Quality Agreement, and evaluating the implementation of all manufacturing and process changes pursuant to this Agreement. Any information obtained by Genta through such inspections and audits shall be treated as Confidential Information of Avecia, provided that Genta shall be permitted to disclose such information to the Principal Genta Partner under an obligation of confidentiality. Such inspections and audits shall be conducted in a manner so as to minimize disruption of business operations.

            10.1.2 Notice of Non-Compliance. To the extent Genta reasonably determines during any inspection and audit of a Manufacturing Facility or other facility at which any of the manufacturing or processing activities are performed, or the records being maintained by Avecia in connection with such manufacture (including Batch records), that Avecia is not in compliance with Regulatory Requirements, cGMPs, the Quality Agreement or this Agreement, Genta shall provide Avecia with written notice detailing such material non-compliance.

                  (a) Upon receipt of such notice from Genta, Avecia shall, as soon as practicable, remedy or cause to be remedied such non-compliance in accordance with a mutually agreed schedule. Genta shall, if requested by Avecia, assist Avecia by providing reasonably detailed information about the non-compliance. Avecia shall provide Genta with progress reports of its corrective actions and reasonable documentary and other evidence that all compliance items have been corrected.

                  (b) Thereupon, Genta (and, at Genta's request, the Principal Genta Partner) shall have the right to re-inspect and re-audit such Manufacturing Facility or other facility, or the records being maintained by Avecia in connection with such manufacture, upon reasonable notice and during regular business hours to determine whether Avecia has remedied or caused to be remedied such non-compliance.

      10.2 Records. Avecia shall generate and maintain complete and accurate records (including, without limitation, files, certificates and authorizations) necessary to evidence compliance with all applicable Laws, Regulatory Requirements and other requirements of applicable Governmental Authorities relating to the manufacture of API, including, without limitation, all validation data, stability testing data, development reports, Batch records, quality control and laboratory testing, and any other data required under cGMPs and other Regulatory Requirements. Avecia shall provide Genta with such records promptly upon Genta's reasonable request. Avecia shall also maintain records with respect to its obligations and performance under this Agreement. All such records, and all samples required to be maintained under this Agreement, shall be securely maintained for a period of not less than five (5) years from the date of expiration of Genta Product produced from each Batch of API to which those records and samples pertain (or, if longer, for a period of one (1) year after the final resolution of any dispute to which such records or samples are relevant), or such longer period as may be required by Regulatory Requirements. Avecia shall not dispose of records or samples generated in conjunction with this Agreement without first offering to transfer such records or samples to Genta or its designee at Genta's expense.

                                   ARTICLE 11

                               REGULATORY MATTERS

      11.1 Permits. Avecia shall obtain and maintain in good order, at its sole cost and expense, such governmental registrations, permits and licenses as are required by Governmental Authorities and Regulatory Requirements in order for Avecia to perform all of its obligations under this Agreement (including, without limitation, Annual Registration of Drug Establishment registrations (form FDA 2656e) granted by the FDA and any comparable registrations granted by any other Regulatory Authority) (each, a "Registration"), for so long and insofar as is necessary to permit Avecia to perform any manufacturing and processing activities as contemplated hereunder. Avecia shall make copies of such Registrations and all related documents available to Genta and its designees for inspection, upon reasonable request from Genta.

      11.2 Compliance with cGMPs; Monitoring of Records. Throughout the term of this Agreement, and for so long thereafter as is reasonably necessary, Avecia shall monitor and maintain appropriate records respecting its compliance with cGMPs, including through the establishment and implementation of such operating procedures and the training of personnel as are required to assure such compliance. Avecia shall notify Genta in writing of any significant trend changes in the statistical process control data and/or quality testing results for Batches of API manufactured for supply to Genta hereunder.

      11.3 Regulatory Communications and Correspondence. Each Party shall promptly notify the other Party of all such Party's communications from and to the FDA or other Regulatory Authorities which may affect, impact or change the manufacturing or processing activities performed by Avecia, or affect the ability of Avecia to comply with its obligations under this Agreement. Without limiting the foregoing, each Party shall notify the other Party of any written or oral inquiries, notifications or inspection activities by any Regulatory Authority in regard to API, the Manufacturing Facilities or the New Manufacturing Modules as soon as possible but within five (5) Business Days of such Party obtaining knowledge of such inquiries, notifications or inspection activities (or, if sooner, within any time period set by a Regulatory Authority). Moreover, Avecia shall furnish to Genta copies of all inspection reports and related correspondence of such Regulatory Authority related to or which might reasonably affect performance of any manufacturing or processing activities hereunder (including, without limitation, any FDA Form 483 or other inspection reports, warning letters, citations, indictments, claims, lawsuits or proceedings issued or instituted against Avecia, or of any revocation of any license or permit issued to Avecia) and when such reports and correspondence become available to Avecia, but in any event within five (5) days after obtaining knowledge of such inquiries, notifications or inspection activities. Avecia shall discuss with Genta any Regulatory Authority comments directly related to and affecting Avecia's performance of any manufacturing or processing activities hereunder, and before Avecia submits a final response to such comments, Avecia shall give Genta no fewer than five (5) Business Days to comment on its proposed response to such comments, and, upon Genta's consultation with Avecia, any resultant Genta comments shall be incorporated to the response, if reasonably possible. Avecia shall promptly rectify or resolve any deficiencies noted by a Regulatory Authority in a report or correspondence issued to Avecia that relate to performance of any of the manufacturing or processing activities hereunder. Both Avecia and Genta acknowledge the importance of properly handling such regulatory communications and correspondence, and, although Genta shall have the ultimate decisions associated with the handling thereof, Genta shall do so in consultation with Avecia to the extent practicable.

      11.4 Pre-Approval Inspections. Avecia shall prepare for and be responsible for completing all activities necessary to successfully pass all pre-approval inspections as required by Regulatory Authorities pursuant to Regulatory Requirements and as responsibilities may be further allocated between the parties in the Quality Agreement. It shall be Avecia's responsibility to ensure that its Manufacturing Facilities, processes, testing and reports are adequately prepared to pass such pre-approval inspections, as determined in good faith by Genta's (and the Genta Partners') quality assurance audit team(s) ("PAI Ready" or "PAI Readiness"), (*). In turn, Avecia shall timely remedy all deficiencies, whether or not such deficiencies are identified by a Genta inspection, and shall comply with all necessary Regulatory Requirements. Notwithstanding anything to the contrary in this Agreement, if Avecia fails any pre-approval inspection by any Regulatory Authority with respect to API, without limiting Genta's other rights and remedies hereunder, then, if so directed by Genta, Avecia shall stop all manufacturing and processing activities hereunder (to the extent under such Regulatory Authority's jurisdiction) unless and until all problems and issues identified by such Regulatory Authority have been timely corrected to the satisfaction of such Regulatory Authority.

      11.5 Process Validation. After Genta (and the Principal Genta Partner) determine that Avecia is PAI Ready in accordance with Section 11.4, Avecia shall complete validation of its manufacturing processes, cleaning processes and all other processes as required by cGMPs and any other applicable Regulatory Requirements, and shall be responsible for providing an approved process validation report.

            11.5.1 Timetable for Completion. Avecia shall use all Commercially Reasonable Efforts to successfully complete the initial process validation of the M1 Facility as soon as possible but no later than (*). If such initial process validation of the M1 Facility is not successfully completed by (*). Such successful completion shall include, without limitation, approval by the Genta quality assurance audit team of Avecia's technical reports submitted in connection with such process validation and three successful consecutive validation Batches of API. Avecia shall conduct validation activities as needed anytime thereafter during the term of this Agreement, in consultation with Genta. Avecia shall routinely prepare, assemble and retain any reports, documents and validation summary reports pertaining to the Manufacturing Facilities and manufacturing and processing activities hereunder in accordance with Section 10.2 and that are required for the validation and qualification process. Avecia shall provide copies of such required documents and reports to Genta for approval thereof as part of the validation and qualification process.

            11.5.2 (*). For clarification purposes, if, as a result of Avecia's failure to successfully complete initial process validation of the M1 Facility by (*), there is any material failure or reasonably anticipated material failure of Avecia to supply API under this Agreement in the quantities and within the time periods specified in any of Genta's Purchase Orders for API that has been manufactured pursuant to a successfully validated process, then (*)

                  (a) (*)

                  (b) (*)

                  (c) (*)

                  (d) (*)

      11.6 Document Preparation and Maintenance. Avecia shall prepare and maintain all files, certificates, authorizations, data and other records pertaining to the manufacture of API for Genta that are reasonably necessary to support any Regulatory Filings. In addition, Avecia shall be responsible for those regulatory filings and other regulatory responsibilities set forth in the Quality Agreement (including, without limitation, technical reports, validation reports, Batch records and Avecia's Drug Master File ("DMF") for API), provided that it shall do so with Genta's prior review and approval pursuant to Section 11.8.

      11.7 Annual Product Review. In support of an annual product review process (consistent with the provisions of 21 C.F.R. ss. 211.180(e)) and upon Genta's reasonable request, Avecia shall provide Genta with the information required under 21 C.F.R. ss. 211.180(e)(1) to permit a review of a representative number of Batches of API, whether approved or rejected.

      11.8 Notification of Changes to the Manufacturing Process. Avecia shall notify Genta in writing prior to submitting any documentation to any Regulatory Authority regarding any manufacturing process changes approved by Genta pursuant to Article 4. Upon reasonable notice, Genta (and, upon Genta's request, any Genta Partner) shall be permitted to review all documentation proposed to be filed with any Regulatory Authority regarding such changes. Within 15 Business Days after receiving such documentation, through consultation between the Parties, Genta shall provide Avecia with comments, which shall be incorporated in the documentation prior to filing it with any Regulatory Authority. Avecia shall obtain Genta's written approval prior to submitting any such documentation.

      11.9 Cooperation in Obtaining Government Approvals. Avecia shall reasonably assist Genta (and, upon Genta's request, the Genta Partners), at Genta's request, to secure and maintain governmental approvals for the Genta Product and shall participate as is reasonably necessary and as may be requested in resolving the concerns of any Regulatory Authority arising with respect to the manufacture of API for Genta. Without limiting the foregoing, Avecia shall produce stability batches and validation batches and perform testing and prepare all necessary documentation as is necessary for Genta and the Principal Genta Partner to receive approvals for Genta Product from Regulatory Authorities.

      11.10 Ownership of Regulatory Filings. Genta and/or the Genta Partner(s) shall be the sole owner of all Regulatory Filings (excluding Avecia's DMF for API) and all governmental approvals obtained by Genta and/or the Genta Partner(s) from any Regulatory Authority with respect to API or the Genta Product.

      11.11 Genta Access to Manufacturing Data and Documentation. Subject to Articles 13 and 14, Genta and any Genta Partner shall have full access to and the right to use and reference any Regulatory Filings (including, without limitation, Avecia's DMF for API), correspondence, validation documentation, batch records, reports, analyses and any other data and documentation generated in connection with the manufacturing and/or processing activities conducted by Avecia hereunder.

      11.12 Health and Safety Information.

            11.12.1 API. Genta shall provide Avecia with all information in Genta's possession or control concerning any health hazards or potential health hazards associated with exposure to or the handling, storage, use or disposal of API, including, without limitation, a Material Safety Data Sheet for API. In the event that any such information is updated or corrected, Genta shall promptly notify Avecia thereof and provide Avecia with the updated or corrected information. Avecia shall prepare an updated Material Safety Data Sheet for API, as appropriate.

            11.12.2 Safety and Efficacy Claims. Each Party shall promptly notify the other of any information or notice it is or becomes aware of concerning the safety or efficacy claims of any Genta Product, including, without limitation, any threatened or pending action by any Regulatory Authority. Genta or the Genta Partner(s) shall be responsible for handling all complaints and communications from Regulatory Authorities with respect to the Genta Product. Avecia shall cooperate in resolving such complaints and responding to such communications to the extent they pertain to API and are reasonably requested by Genta in connection therewith.

      11.13 Accident Reports. Each Party shall report to the other as soon as possible all material accidents related to the manufacture, handling, use or storage of any Raw Materials or API, including, without limitation: (i) accidents resulting in significant personal injury requiring more than first aid treatment, (ii) accidents resulting in chronic illness or loss of consciousness,
(iii) accidents resulting in material property damage, (iv) accidents resulting in material environmental release, and (v) accidents that result in regulatory, safety, health or environmental audits.

      11.14 Reporting Adverse Events. Genta or the Genta Partner(s) or their respective Affiliates or subsidiaries shall be responsible for the reporting of all adverse drug experiences of the Genta Product required by Regulatory Authorities, unless Law would require another entity to be responsible for such reporting. Genta shall inform Avecia on a timely basis of any such adverse drug experiences to the extent related to Avecia's supply of API pursuant to this Agreement.

      11.15 Responsibility for Handling Complaints. Avecia shall promptly forward to the Primary Liaison of each of Genta and the Principal Genta Partner (with information of such Primary Liaisons to be exchanged between Genta, the Principal Genta Partner, and Avecia) all complaints associated with the API. Genta or the Genta Partners or their respective Affiliates or subsidiaries shall be responsible for handling or responding to all Genta Product complaints, including, without limitation, those associated with manufacturing and packaging. Avecia shall cooperate in the investigation of Genta Product and API complaints involving the manufacture thereof. Representatives of Avecia and Genta quality assurance shall agree to a procedure as to the handling of Genta Product complaints. Both Parties shall comply with the agreed upon procedures for handling of complaints.

                                   ARTICLE 12

                                     RECALLS

      12.1 Notification. Each Party shall keep the other Party fully informed of any notification, or other information of which it has actual knowledge, which might result in the Recall, Seizure or other enforcement action relating to the Genta Product or API.

      12.2 Avecia's Recall or Withdrawal Suggestion. If Avecia independently believes that a Genta Product Recall or Genta Product withdrawal or field corrective action may be necessary or appropriate, Avecia shall so notify Genta of Avecia's conclusion within twenty-four (24) hours and the Parties shall cooperate with each other to ascertain the necessity and nature of such action.

      12.3 Recall Determination by Genta. Promptly after Genta notifies a Regulatory Authority of a Genta Product withdrawal or Genta Product Recall, Genta shall so notify Avecia as soon as possible and, to the extent related to Avecia's supply of API pursuant to this Agreement, within twenty-four hours. Avecia shall assist Genta (and, at Genta's request, the Genta Partner(s)), at Genta's reasonable request, in its investigation to determine the cause and extent of the problem.

      12.4 Genta Discretion. Notwithstanding anything to the contrary in the foregoing, Genta shall make the final decision whether Genta Product is withdrawn or Recalled.

      12.5 Responsibility for Expenses of Recall. If any Governmental Authority withdraws its approval to sell the Genta Product or issues a directive or request that all or specified quantities of the Genta Product be Recalled for product safety reasons or Genta reasonably determines that all or specified quantities of the Genta Product should be Recalled, (*).

      12.6 Definition of Recall and Seizure. For purposes of this Article 12, "Recall" shall mean any action by Genta or any Genta Partner, or any Affiliate or subsidiary of Genta or any Genta Partner, to recover title to or possession of Genta Product sold or shipped to Third Parties. The term "Recall" also includes the failure by Genta or any Genta Partner to sell or ship Genta Product to Third Parties which would have been subject to recall if it had been sold or shipped. For purposes of this Article 12, "Seizure" shall mean any action by any Governmental Authority to detain or destroy Genta Product. For the purposes of this Article 12, neither "Recall" nor "Seizure" shall mean any actions taken by Genta that are solely related to nonpayment or contract issues and are not related to any toxicity, safety, efficacy or Regulatory-related issues.

                                   ARTICLE 13

                     INTELLECTUAL PROPERTY & STANDBY RIGHTS

      13.1 Ownership. As between the Parties, each Party shall own all right, title and interest in and to any inventions made by such Party in connection with performance under this Agreement, to the extent that such Party's personnel (including Representatives working on behalf of such Party) would be an inventor thereof under applicable patent law. Patent rights to inventions that are made jointly by employees of Avecia and Genta shall be owned jointly. For purposes of this Section 13.1, whether an invention is made "jointly" shall be determined under principles of inventorship in accordance with applicable patent law, and "owned jointly" means that, subject to the terms of the licenses granted hereunder and the other provisions of this Agreement, each Party is free to exploit or enforce such rights and authorize others to do so, with no obligation to account to the other Party for profits or otherwise, and each Party hereby waives any right it may have under the laws of any country to require such consent or accounting. To the extent that the personnel of a Genta Partner are an inventor or joint inventor, the above principles of ownership shall apply to such Genta Partner.

      13.2 Prosecution of Patents.

            13.2.1 Solely-Owned Inventions. Each Party is responsible for filing, prosecuting and maintaining patent applications and resulting patents on any invention owned solely by it pursuant to Section 13.1 at their own cost; provided, however, that Avecia shall permit Genta to review and comment on any such patent filings of Avecia (including, without limitation, applications and responses to office actions) prior to submission to the relevant patent offices.

            13.2.2 Jointly-Owned Inventions.

                  (a) By Genta. Subject to Section 13.2.2(b) below, Genta shall have the initial right, at its option, to control the filing for, prosecution and maintenance of any patents and patent applications that claim or disclose inventions that the Parties and/or any Genta Partner jointly own pursuant to
Section 13.1 ("Jointly-Owned Patents"), provided that Genta and/or any Genta Partner shall consult with and keep Avecia reasonably informed on matters regarding such filing, prosecution and maintenance. In such case, subject to
Section 13.2.2(c) below, Avecia shall reasonably assist Genta and/or any Genta Partner, as Genta reasonably requests, in Genta's efforts to file for, prosecute and/or maintain the Jointly-Owned Patents. For purposes of this Section 13.2, "prosecution and maintenance" of patents and patent applications shall be deemed to include, without limitation, the conduct of interferences or oppositions, and/or requests for re-examinations, reissues or extensions of patent terms.

                  (b) By Avecia. To the extent that Genta and/or any Genta Partner elects not to file, prosecute or maintain any patent application or patent relating to the Jointly-Owned Patents, or pay any fee related thereto, Avecia shall have the right, at its option, to control the filing, prosecution and/or maintenance of any such patent applications or patents, provided that Avecia shall consult with and keep Genta and/or any Genta Partner(s) reasonably informed of matters regarding such filing, prosecution and maintenance. In such case, subject to Section13.2.2(c) below, Genta and/or the Genta Partner(s) shall reasonably assist Avecia, as Avecia reasonably requests, in Avecia's efforts to file for, prosecute and/or maintain the Jointly-Owned Patents.

                  (c) Expenses. To the extent a Party and/or any Genta Partner controls the foregoing filing, prosecution and maintenance activities of any Jointly-Owned Patents, such entity shall be responsible for all costs and expenses incurred in connection therewith.

      13.3 Third-Party Intellectual Property. Avecia shall obtain Genta's prior written approval before using any intellectual property owned or controlled by any Third Party in connection with the manufacturing and processing of API.

      13.4 Grant of Rights.

            13.4.1 Definitions for This Section

                  (a) (*)

                  (b) (*)

                  (c) (*)

                  (d) (*)

                  (e) "Avecia Patent Rights" means (*).

                  (f) "Non-Patented Proprietary Rights" means all trade secrets, know-how, techniques, technical information, manufacturing instructions and procedures, and any other Confidential Information (including unpublished patent applications) that are used or applied by Avecia in the manufacturing process for API pursuant to this Agreement (regardless of whether contributed by Avecia, Genta or the Principal Genta Partner).

            13.4.2 Grant of Patent Rights to Genta. Avecia hereby grants to Genta a non-exclusive, perpetual and irrevocable (*), worldwide right and license to practice under the Avecia Patent Rights to make or have made any oligonucleotide owned or controlled by Genta (including without limitation API) (and thereafter use, sell, offer for sale and import such products). Genta may sublicense such Avecia Patent Rights to: (*)

            13.4.3 (*).

            13.4.4 Certain Royalties for (*). In consideration for the rights set forth in Section 13.4.2, Genta shall pay Avecia royalties as follows:

                  (a) Royalty Calculations. The royalty figures identified in this Section 13.4.4 below apply only on compounds whose manufacture infringe one or more valid and enforceable claims of issued patents within the Avecia Patent Rights. Royalties referenced in Section 13.4.4(b)(i) shall be based on the actual cost of manufacturing API, calculated in accordance with the cost-accounting policy of Genta or the Principal Genta Partner (as applicable), consistently applied across all of the products of Genta or the Principal Genta Partner (as applicable) Royalties pursuant to Section 13.4.4(b)(ii) shall be based on the price of API actually paid by Genta or the Principal Genta Partner to the applicable Third Party for such API, less any taxes, duties, shipping costs, or the like, and adjusted to take into account any subsequent refunds, credits, returns or the like. Such royalty amounts shall be the flat percentage per compound indicated below, regardless if one or more than one distinct patents are used. Royalties shall be due within sixty (60) days after the end of each calendar quarter. Other than as specifically provided in this Section 13.4, neither Genta nor the Principal Genta Partner shall owe any royalties or other compensation to Avecia for the exercise of its rights hereunder.

                  (b) Royalties.

                        (*)


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

                  (c) No Royalties for (*)

            13.4.5 Non-Patented Intellectual Property Rights Used by Genta and Principal Genta Partner. Notwithstanding Section 14, Genta and the Principal Genta Partner may use any Non-Patented Proprietary Rights in relation to their manufacture of any oligonucleotide, including without limitation API, without any royalty or compensation, both during and after the Term of this Agreement.

            (*)

            13.4.8 Contractual Restrictions & Third Party Royalties. Notwithstanding anything to the contrary in Section 13.4, (*)

      13.5 Standby Events. Each of the following shall be deemed "Standby
Events":

            13.5.1 Egregious Delivery Delay. For any reason other than an Event of Force Majeure or a Delay under Section 11.5.2, (a) during any (*), Avecia delivers less than (*) percent ((*)%) of the quantity of API specified in Genta's Firm Orders applicable to such period in accordance with the delivery schedule, (b) during any (*), Avecia delivers less than (*) ((*)%) of the quantity of API specified in Genta's Firm Orders applicable to each such calendar quarter in accordance with the delivery schedule, or (c) during any (*) ((*)) (*), Avecia delivers less than (*) ((*)%) of the quantity of API specified in Genta's Firm Orders applicable to each such calendar quarter in accordance with the delivery schedule.

            13.5.2 Nonconforming Product. Any (*) ((*)) consecutive months in which any shipments from Avecia contain API that is not Conforming Product, and either:

                  (a) Within (*) ((*)) days after Genta first notifies Avecia of the non-conformity, Avecia does not implement such changes as are necessary to ensure that future deliveries of API will not be similarly non-conforming; or

                  (b) Within (*) ((*)) days after Genta first notifies Avecia of the non-conformity, Avecia does not deliver replacement API to Genta (to the extent Avecia is required to provide replacement API to Genta under Section 8.6); subject to the following:

                        (i) To the extent that Avecia does not reasonably expect
                  that it will be able to deliver replacement API to Genta within the (*)-day period, Avecia shall promptly notify Genta;

                        (*)

            13.5.3 Avecia Ceasing Operations. Avecia dissolves or otherwise ceases to do business, or if such dissolution or cessation of business is reasonably likely.

            13.5.4 Force Majeure. An Event of Force Majeure as set forth in
Section 18.1.2.

            13.5.5 (*)

      13.6 Standby Rights. Within (*) after Genta learns of the occurrence of a Standby Event, Genta may exercise some or all the following rights (collectively referred to as "Standby Rights") upon written notice to Avecia

            13.6.1 Nominated Manufacturer Designation. Genta may designate (*) Third Parties for the manufacture of API as "Nominated Manufacturers," provided that (a) such Nominated Manufacturers agree in advance and in writing to be bound by confidentiality obligations at least as restrictive as those set forth in Section 14.3 (pursuant to which they agree to use any confidential information received above only for the limited purpose of manufacturing API) and (*).

            13.6.2 Transfer of Information. Avecia shall cooperate in transitioning the manufacture and supply of API to Nominated Manufacturers in a manner that minimizes the disruption of supply of API to Genta, including, without limitation, transferring existing inventories of Raw Materials that Genta requests; provided that where Avecia maintains inventories of particular Raw Materials both for Genta and for other customers, Avecia need only provide Genta with that portion of such Raw Materials that is reasonably attributable to needs of Genta versus the needs of Avecia's other customers (based, for each year, including the initial calendar year of the Term, on the proportionate amount of such Raw Materials that Avecia used in supplying products to each of Avecia and its other customers in the immediately preceding calendar year). In addition, Avecia shall also provide any manufacturing know-how reasonably necessary for the manufacture of API. In addition, Avecia shall make its Representatives reasonably available to respond, free of charge, during business hours, to oral or written inquiries of Genta or any Nominated Manufacturer regarding technical aspects of the manufacture of API pursuant to the Standby Rights. Without limiting the foregoing, Genta may disclose to the Nominated Manufacturers the content of Avecia's DMF filings (and, if not already included in the DMF, those batch records included in the latest Regulatory Filing) and any other information or know-how reasonably necessary to enable such Nominated Manufacturer to manufacture API (even if such information is deemed Avecia's Confidential Information pursuant to this Agreement).

            13.6.3 No Liability. Avecia shall have no liability for the Nominated Manufacturers' manufacture and supply of API.

            13.6.4 No Minimums. Genta's obligations regarding the Minimum Percentages and minimum volume commitments set forth in Sections 2.2.1, 2.2.2 and 2.2.3 shall no longer apply or have any further effect.

      13.7 Reservation of Rights. Genta's exercise of its Standby Rights shall be without prejudice to any other rights and remedies that may be available to Genta under this Agreement.

                                   ARTICLE 14

                           PUBLICITY; CONFIDENTIALITY

      14.1 Publicity. Except as required by Law or the standards of any securities regulatory authority, including, without limitation, the United States Securities and Exchange Commission and NASDAQ, Avecia and Genta may not make any official press release, announcement or other formal publicity relating to the terms of this Agreement or transactions that are the subject of this Agreement without first obtaining in each case the prior written consent of Genta (and the Principal Genta Partner) or Avecia, respectively (which consent may not be unreasonably withheld). If any Party is required to file this Agreement with the United States Securities and Exchange Commission or another applicable securities regulatory authority, that Party must seek confidential treatment for any provisions of this Agreement that any Party believes would disclose trade secrets or confidential commercial or financial information and therefore, in such case, the Parties shall coordinate such filing efforts. Except as required by Law or the standards of any securities regulatory authority, Avecia and Genta may not use the name or trademarks of Genta (or any Genta Partner) or Avecia, respectively, or any director, officer or employee thereof or any adaptation thereof without the prior written approval of Genta or Avecia, respectively.

      14.2 Publications. Avecia shall send to Genta for its approval (and approval of the Principal Genta Partner), at least sixty (60) Business Days before it is filed or submitted, any publication or abstract resulting from this Agreement. The authorship on any publication or abstract shall be determined by agreement of the Parties or as deemed scientifically appropriate. Any publication resulting from this Agreement shall be delayed or prohibited if, in Genta's reasonable opinion, delay or prohibition is required in order to file or procure patent application or rights protection in respect of any invention or discovery arising from this Agreement. This Section 14.2 shall not limit the Parties' rights under Section 14.3.

      14.3 Confidentiality.

            14.3.1 Confidential Information. "Confidential Information" means all data, specifications, training and any other know-how related to the design, development, manufacture (including, without limitation, equipment and processes), marketing, distribution or performance of Genta Products or API, as well as all other information and data (y) provided by either Party to the other Party pursuant to this Agreement or (z) disclosed at the facility of a Party hereto to any Representative of the other Party (or, in the case of Genta, of Genta and/or any Genta Partner), to the extent the disclosing party considers such other information and data to be confidential. Notwithstanding the foregoing, the term "Confidential Information" does not include any information that: (i) is or becomes generally available to the public other than as a result of a breach of this Agreement by the receiving Party, (ii) is known to the receiving Party prior to receipt from the disclosing Party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing Party; (iii) becomes known to the receiving Party (independently of disclosure by the disclosing Party) directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing Party; or (iv) is independently developed by the receiving Party.

            14.3.2 Non-Disclosure and Non-Use. It is contemplated that a Party may from time to time disclose its Confidential Information to the other Party. Each Party shall not disclose to Third Parties any Confidential Information of the disclosing Party and shall not use any Confidential Information of the disclosing Party, except for the limited purposes of performing the receiving Party's obligations or exercising the receiving Party's rights as set forth in this Agreement. The receiving Party shall take all reasonable steps to prevent any unauthorized use or disclosure of the Confidential Information of the disclosing Party. The receiving Party may disclose Confidential Information to those of its Representatives (provided that such parties are bound by confidentiality provisions) who have a need to have access to such Confidential Information in connection with such Party's performance of its obligations and exercise of its rights under this Agreement. Moreover, Genta may disclose Confidential Information of Avecia to the Principal Genta Partner, provided that such parties are bound by confidentiality obligations relating thereto. If the receiving Party so discloses any Confidential Information pursuant to this Section 14.3, such Party shall (1) inform the Persons to whom such Confidential Information is disclosed of the confidential nature of such Confidential Information, and (2) direct those Persons to keep such Confidential Information confidential. The provisions of this Section 14.3 shall survive termination or expiration of this Agreement and shall continue for five (5) years after the date thereof.

            14.3.3 Genta On-Site Employees. From time to time during the Term, Genta may have employees assigned (*) at the Manufacturing Facilities. For clarification purposes, Genta shall treat all Confidential Information disclosed to or learned by such employees at the Manufacturing Facilities as Confidential Information of Avecia for purposes of this Article 14. Furthermore, Genta shall require that such Genta employees review and sign an employee acknowledgement of confidentiality agreement in the form attached to this Agreement as Schedule 14.3.3.

            14.3.4 Disclosures Required By Law. The terms of this Section 14.3 shall not be construed to limit either Party's right to disclose the other Party's Confidential Information if (i) required in response to a valid order of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction, provided that the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information that is the subject of such order be held in confidence by such court or agency and shall reasonably cooperate with the disclosing Party in seeking to obtain such an order, or if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that Confidential Information which is legally required to be disclosed in such response to such court or governmental order; or (ii) otherwise required by law to be disclosed.

            14.3.5 General Knowledge. The terms of this Section 14.3 shall not be construed to limit either Party's right to independently develop or acquire products, processes or concepts without use of the other Party's Confidential Information, even if similar. Neither Party shall have any obligation to limit or restrict the assignment of its employees or consultants as a result of their having had access to Confidential Information of the other Party. Further, notwithstanding this Section 14.3, each Party shall be free to use for any purpose the general knowledge resulting from access to work with or exposure to the other Party's Confidential Information, provided that such Party shall maintain the confidentiality of the Confidential Information as provided herein. The term "general knowledge" means information in non-tangible form which may be retained by persons who have had access to Confidential Information of the other Party, including ideas, concepts, know-how or techniques contained therein.

                                   ARTICLE 15

                         REPRESENTATIONS and WARRANTIES

      15.1 Representations and Warranties of Avecia. As of the date of this Agreement, Avecia represents and warrants to Genta as follows:

            15.1.1 Avecia is a corporation validly existing and in good standing under the laws of the State of Delaware with the power to own all of its properties and assets and to carry on its business as it is currently being conducted.

            15.1.2 Avecia has the power to execute and deliver this Agreement and to perform its obligations under this Agreement.

            15.1.3 Avecia has obtained all necessary consents and authorizations to execute and deliver this Agreement and to perform its obligations under this Agreement, and no other corporate proceedings of Avecia are necessary with respect thereto.

            15.1.4 Avecia is not required to obtain the consent of any Person, including, without limitation, the consent of any party to any Contract to which it is a party, in connection with execution and delivery of this Agreement and performance of its obligations under this Agreement.

            15.1.5 Avecia's execution and delivery of this Agreement and performance of its obligations under this Agreement do not and shall not (A) conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien upon any of its properties or assets under, or create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract to which it is a party or by which any of its properties or assets are bound, or (B) to the best of its knowledge, violate any applicable Law or Judgment currently in effect to which it is subject.

            15.1.6 To the best of Avecia's knowledge, neither Avecia, its subcontractors or their respective Affiliates, nor any members of their respective staffs, are, nor shall they be, at the time of performance of any manufacturing and processing activities hereunder, (i) disqualified or debarred by the FDA or any other Regulatory Authority for any purpose pursuant to 21 U.S.C. ss. 355a or any foreign counterparts thereof; or (ii) charged with or convicted under United States federal law, or foreign counterparts thereof, for conduct relating to the development or approval of, or otherwise relating to the regulation of, any drug product under the Generic Drug Enforcement Act of 1992 or any other relevant statute, law or regulation.

            15.1.7 Avecia owns or possesses adequate licenses or other rights necessary to enter into this Agreement, and its fulfillment of its obligations hereunder shall not violate the rights of any Third Party.

      15.2 Representations and Warranties of Genta. As of the date of this Agreement, Genta represents and warrants to Avecia as follows:

            15.2.1 Genta is a corporation validly existing and in good standing under the laws of the State of Delaware with the power to own all of its properties and assets and to carry on its business as it is currently being conducted.

            15.2.2 Genta has the power to execute and deliver this Agreement and to perform its obligations under this Agreement.

            15.2.3 Genta has obtained all necessary consents and authorizations to execute and deliver this Agreement and to perform its obligations under this Agreement, and no other corporate proceedings of Genta are necessary with respect thereto.

            15.2.4 Genta's execution and delivery of this Agreement and performance of its obligations under this Agreement do not and shall not (A) conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien upon any of its properties or assets under, or create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract to which it is a party or by which any of its properties or assets are bound, or (B) to the best of its knowledge, violate any applicable Law or Judgment currently in effect to which it is subject.

            15.2.5 Genta owns or possesses adequate licenses or other rights necessary for Genta to enter into this Agreement and authorize Avecia to manufacture API and the API does not violate the proprietary rights of any Third Party.

      15.3 Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO API, THE GENTA PRODUCT AND THE MANUFACTURE AND SUPPLY THEREOF AND ANY SERVICES PROVIDED BY SUCH PARTY), INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ALL OF WHICH WARRANTIES ARE HEREBY DISCLAIMED BY SUCH PARTY.

                                   ARTICLE 16

                                 INDEMNIFICATION

      16.1 Indemnification.

            16.1.1 Subject to the following provisions of this Article 16, Avecia shall indemnify Genta, the Genta Partner(s), each Affiliate and Representative of the foregoing, and the heirs, executors, successors and assigns of any of the foregoing, against the following:

                  (a) Indemnifiable Losses arising out of a material breach by Avecia of any of its obligations under this Agreement (including, but not limited to, material breach of any Schedules hereto and of obligations to deliver Conforming Product or breach of any other obligation hereunder that may effect the fitness or quality of API);

                  (b) Indemnifiable Losses arising out of a material breach of any representation or warranty of Avecia contained in Section 15.1 of this Agreement;

                  (c) Indemnifiable Losses arising by way of claims for personal injury or death, damage to property, for failure to comply with operating permits or Regulatory Requirements relating to the operation of the Manufacturing Facilities during the course of Avecia's manufacturing and processing activities;

                  (d) Indemnifiable Losses arising out of negligence or willful misconduct on the part of Avecia or any of its agents or employees; and

                  (e) Indemnifiable Losses arising out of infringement or violation of a Third Party's intellectual property rights associated with the manufacturing process that Avecia uses in the manufacture of API hereunder;

provided, however, that Avecia shall have no liability to Genta, the Genta Partner(s), each Affiliate and Representative thereof for any such Indemnifiable Losses to the extent that such Indemnifiable Losses were caused by: (x) the negligence or willful misconduct of Genta, any Genta Partner, Affiliate or any Representative of the foregoing; (y) a breach by Genta of its representations and/or warranties contained in Section 15.2 of this Agreement or a material breach by Genta of its obligations under this Agreement; or (z) (*).

            16.1.2 Subject to the following provisions of this Article 16, Genta shall indemnify Avecia, each Affiliate of Avecia and each Representative of the foregoing, and the heirs, executors, successors and assigns of any of the foregoing, against the following:

                  (a) Indemnifiable Losses arising out of a material breach by Genta of any of its obligations under this Agreement (including but not limited to any Schedules hereto);

                  (b) Indemnifiable Losses arising out of a material breach of any representation or warranty of Genta contained in Section 15.2 of this Agreement;

                  (c) Indemnifiable Losses arising out of the design, specification, sale, promotion, distribution, use, fitness for purpose or quality of the Genta Product;

                  (d) Indemnifiable Losses arising out of negligence or willful misconduct on the part of Genta or any of its agents or employees; and

                  (e) Indemnifiable Losses arising out of infringement or violation of a Third Party's intellectual property rights associated with the design or specification of the API;

provided, however, that Genta shall have no liability to Avecia and each Affiliate and Representative thereof for any such Indemnifiable Losses to the extent that such Indemnifiable Losses were caused by: (x) the negligence or willful misconduct of Avecia or any Person for whose actions or omissions Avecia is legally liable; (y) a breach by Avecia of its representations and/or warranties contained in Section 15.1 of this Agreement or a material breach by Avecia of its obligations under this Agreement; or (z) (*)

      16.2 Procedures Relating to Indemnification.

            16.2.1 In order to be entitled to indemnification under this Article 16 in connection with a claim made or litigation initiated by any Third Party against any other Person with respect to which that other Person (an "Indemnified Party") is entitled to indemnification pursuant to this Article 16 (any such claim, a "Third Party Claim"), that Indemnified Party must do the following:

                  (a) notify the Person or Persons obligated to indemnify it (the "Indemnifying Party") in writing, and in reasonable detail, of that Third Party Claim as soon as possible but in any event within thirty (30) days after receipt of notice of that Third Party Claim, except that any failure to give any such notification shall only affect the Indemnifying Party's obligation to indemnify the Indemnified Party if the Indemnifying Party has been prejudiced as a result of that failure; and

                  (b) deliver to the Indemnifying Party as soon as possible but in any event within thirty (30) days after the Indemnified Party receives them a copy of all material notices and documents (including court papers) delivered to that Indemnified Party relating to that Third Party Claim.

            16.2.2 In the event of a Third Party Claim against one or more Indemnified Parties, the Indemnifying Party may participate in the defense of that Third Party Claim and, if it so chooses, assume at its expense the defense of that Third Party Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall be entitled to participate in the defense of that Third Party Claim and to employ counsel, at its own expense (subject to the foregoing sentence), separate from counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall be entitled to control that defense except as stated above. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party did not assume the defense of any Third Party Claim (other than during any period in which the Indemnified Party failed to give notice of the Third Party Claim as provided above and a reasonable period after such notice) or as stated above. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, the Parties shall cooperate in the defense or prosecution of that Third Party Claim, including by retaining and providing to the Indemnifying Party records and information reasonably relevant to that Third Party Claim, and making employees available on a reasonably convenient basis. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnifying Party shall not agree to any settlement, compromise or discharge of such Third Party Claim without the Indemnified Party's prior written consent, which consent shall not be unreasonably withheld. Whether or not the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, that Third Party Claim for which indemnification is sought hereunder without the Indemnifying Party's prior written consent.

      16.3 LIMITATION OF LIABILITY.

            16.3.1 SUBJECT TO SECTION 16.3.3 BELOW, EXCEPT FOR WILLFUL MISCONDUCT AND RECKLESS DISREGARD, AVECIA'S EXPRESS OBLIGATIONS UNDER SECTIONS
6.9 AND 8.6 AND EACH PARTY'S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 16.1, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY OR ITS AFFILIATES OR ANY GENTA PARTNER FOR ANY LOSS OF PROFITS, SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION SHALL SURVIVE ANY FAILURE OF THE ESSENTIAL PURPOSE OF A LIMITED OR EXCLUSIVE REMEDY SET FORTH HEREIN.

            16.3.2 SUBJECT TO SECTION 16.3.3 BELOW BUT OTHERWISE NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT (BUT WITHOUT PREJUDICE TO GENTA'S RIGHTS TO EXERCISE NON-MONETARY REMEDIES UNDER ARTICLE 13 (INTELLECTUAL PROPERTY AND STANDBY RIGHTS) AND BOTH PARTIES' RIGHTS TO EXERCISE NON-MONETARY REMEDIES UNDER
ARTICLE 17 (TERM AND TERMINATION)), EXCEPT FOR WILLFUL MISCONDUCT AND RECKLESS DISREGARD, AVECIA'S MAXIMUM LIABILITY TO GENTA AND/OR THE GENTA PARTNER(S), AND GENTA'S AND/OR THE GENTA PARTNER(S)' MAXIMUM LIABILITY TO AVECIA, UNDER THIS AGREEMENT, SHALL, FOR EACH OCCURENCE, BE LIMITED AS FOLLOWS:

                  (a) IN RESPECT OF ANY LIABILITY ON THE PART OF AVECIA (I) FOR ANY DELAY OR EGREGIOUS DELAY IN DELIVERY OF API (*);

                  (b) IN RESPECT OF ANY LIABILITY ON THE PART OF AVECIA UNDER
SECTION 8.6.2 OR EITHER PARTIES' LIABILITY TO THE OTHER UNDER SECTION 12.5 (RESPONSIBILITY FOR EXPENSES OF RECALL), (*); AND

                  (c) (*).

            16.3.3 FOR CLARIFICATION PURPOSES, THE PARTIES HAVE AGREED ON CERTAIN MINIMUM VOLUME COMMITMENTS IN SECTION 2.2 AND ON FIRM ORDERS IN ARTICLES 5 AND 6 THAT, SUBJECT TO THE TERMS OF THIS AGREEMENT, MAY REQUIRE GENTA TO PURCHASE FROM AVECIA CERTAIN AMOUNTS OF API DURING THE TERM OF THIS AGREEMENT OR, IF APPLICABLE, AFTER TERMINATION OF THIS AGREEMENT AS PROVIDED IN SECTION
17.3. SECTION 16.3.1 AND 16.3.2 SHALL NOT BE CONSTRUED TO REDUCE GENTA'S FINANCIAL COMMITMENT WITH RESPECT TO THE PURCHASE OF SUCH API (*)

      16.4 Offset of Insurance Proceeds. Any indemnification hereunder shall be made net of any insurance proceeds recovered by the Indemnified Party; provided, however, that if, following the payment to the Indemnified Party of any amount under this Article 16, such Indemnified Party recovers any insurance proceeds in respect of the claim for which such indemnification payment was made, such Indemnified Party shall promptly pay an amount equal to the amount of such insurance proceeds (but not exceeding the amount of such indemnification payment from the Indemnifying Party) to the Indemnifying Party.

      16.5 Insurance. Avecia shall maintain, during the Term of this Agreement, Public and Products Liability Insurance with a combined and single limit per accident or occurrence of not less than $10 million. During the Term of this Agreement, Avecia shall not permit such insurance to be reduced, expired or canceled without reasonable prior written notice (in no event less than 30 days) to Genta. Upon request, Avecia shall provide Certificates of Insurance evidencing the coverage specified herein.

      16.6 Quality Agreement. Those sections of the Quality Agreement headed "Objective" and "Scope and Approach" shall not be construed as imposing on Avecia obligations in respect of the design, specification or fitness for purpose of the API.

                                   ARTICLE 17

                              TERM AND TERMINATION

      17.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with the terms and conditions of this Agreement, shall continue in effect until December 31, 2007 ("Initial Term"). After the Initial Term, this Agreement shall automatically renew for additional (*) periods (each a "Renewal Term"), unless either Party provides (*) prior written notice to the other Party prior to the end of the Initial Term or any Renewal Term of its desire to terminate this Agreement. The Initial Term, together with all the Renewal Terms, shall be collectively referred to herein as the "Term".

      17.2 Grounds for Termination.

            17.2.1 Breach by Avecia. Subject to Section 11.5, this Agreement may be terminated by Genta immediately upon written notice if Avecia has breached any of its material obligations under this Agreement and has not cured that breach prior to expiration of a ninety (90) day period from the date of notice of breach.

            17.2.2 Breach by Genta. This Agreement may be terminated by Avecia immediately upon written notice if Genta has breached any of its material obligations under this Agreement and has not cured that breach prior to expiration of a ninety (90) day period from the date of notice of breach.

            17.2.3 Standby Events. Without limiting the foregoing, this Agreement may be terminated by Genta immediately upon written notice upon the occurrence of any Standby Event in Sections 13.5.1, 13.5.2, or 13.5.3, regardless of whether Genta exercises any Standby Rights, subject to the limitations of Section 11.5.2.

            17.2.4 Discontinuance of Genta Product. This Agreement may be terminated by Genta immediately upon written notice to Avecia in the event that:
(a) Genta, in its sole discretion, determines that the Genta Product shall not be marketed or shall be withdrawn from the market; or (b) the FDA withdraws approval of or fails to approve the manufacturing or marketing of the Genta Product or Genta reasonably believes that the FDA will take (or, as context requires, fail to take) any such action.

            17.2.5 (*). Either Party may terminate this Agreement in accordance with the terms of Section 9.5.4.

            17.2.6 Force Majeure. Either Party may terminate this Agreement in accordance with the terms of Section 18.1.2.

            17.2.7 Failure to Successfully Complete Process Validation. Genta may terminate this Agreement immediately upon written notice if Avecia fails to successfully complete the initial process validation of the M1 Facility by (*).

            17.2.8 Assignment of this Agreement.

                  (a) Genta may terminate this Agreement in accordance with the terms of Section 18.4.3; and

                  (b) If, in lieu of terminating this Agreement in its entirety, Genta nullifies its obligations regarding the Minimum Percentages and minimum volume commitments set forth in Section 2.2.1, 2.2.2 and 2.2.3 by written notice to Avecia as set forth in Section 18.4.3, then within ninety (90) days after the date of such notice, either Party may request to renegotiate this Agreement or terminate this Agreement, which termination shall take effect no earlier than 12 months after Avecia (or its assignee) has delivered all Firm Orders existing as of the date Genta notified Avecia of its nullification of the Minimum Percentages and minimum volume commitments.

      17.3 Effects of Termination.

            17.3.1 Payment of Outstanding Amounts. Upon the termination of this Agreement for any reason whatsoever, Genta shall pay to Avecia (or, as may be applicable, Avecia shall return to Genta) all undisputed amounts due and payable up to the date of expiration or termination but not yet paid or, where any such amounts become due and payable after expiration or termination in respect of matters accrued prior to expiration or termination, when such amounts become due and payable pursuant to the terms of this Agreement.

            17.3.2 (*)

                  (a) (*). If this Agreement is terminated by Genta pursuant (*) or by Avecia pursuant to (*) then, at Genta's election.

                        (i) Genta shall purchase, and Avecia shall supply, any outstanding quantities of API specified in any Firm Orders effective as of the date of such termination and (*) of the API forecasted for months (*)through (*) in the Rolling Forecast, pursuant to the terms of this Agreement; or

                        (ii) Avecia shall (*) and Genta shall only be required to pay (*).


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

                  (b) (*). If this Agreement is terminated by Genta pursuant to (*) then with respect to any outstanding quantities of API specified in any Firm Orders as of the date of such termination and (*) of the API forecasted for months (*) through (*) in the Rolling Forecast, Avecia shall (*), and Genta shall not be required to pay (*) and shall only be required to pay (*).

                  (c) If this agreement is terminated by Genta for (*), Genta shall not be obligated to (*).

                  (d) Other Termination By Genta. If this Agreement is terminated by Genta for any reason other than as set forth above in Section
17.3.2 (a) to (c) above or (*), Genta shall purchase, and Avecia shall supply, any outstanding quantities of API specified in any Firm Orders as of the date of such termination and (*)% of the API forecasted for months (*)through (*) in the Rolling Forecast (pursuant to the terms of this Agreement) provided that Avecia is able to deliver such quantities within ninety (90) days of the original delivery date (and, if not, then Genta shall not be obligated to purchase such quantities).

                  (e) Termination for (*). If this Agreement is terminated pursuant to Section (*), then (*).

            17.3.3 (*).

                  (a) If this Agreement is terminated by Genta pursuant to (*) or by Avecia pursuant to (*), then with respect to any remaining minimum volumes of API set forth in Sections 2.2.2 and 2.2.3 (that, by the terms of such sections and Sections 13.6.4 and 18.4.3, apply), at Genta's election:

                        (i) Genta shall purchase, and Avecia to supply, (*); and/or

                        (ii) Avecia shall (*).

                  (b) (*). If this Agreement is terminated by Genta pursuant to (*) then:

                        (i) with respect to any remaining minimum volumes of API set forth in Sections 2.2.2 and 2.2.3 applicable to the (*) Kilogram requirements for 2003 and 2004 (that, by the terms of such sections and Sections
13.6.4 and 18.4.3, apply), at Genta's election:

                              (1) Genta shall purchase, and Avecia shall supply,
(*); and/or

                              (2) Avecia shall (*).

                        (ii) any remaining minimum volumes of API set forth in Sections 2.2.2 and 2.2.3) applicable to the (*) Kilogram requirements (that, by the terms of such sections and Sections 13.6.4 and 18.4.3, apply) shall terminate.

                  (c) Other Termination. If this Agreement is terminated for any reason whatsoever other than as set forth in (*), then Genta's obligations regarding the minimum volume commitments set forth in Sections 2.2.2 and 2.2.3 shall terminate.


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

                  (d) Minimum Percentages. For clarification purposes, upon termination of this Agreement for any reason, Genta's obligations with respect to the Minimum Percentages in Section 2.2.1 shall terminate.

      17.4 Exclusive Obligations. Section 17.3 sets forth Genta's sole and exclusive obligations and liability to Avecia with respect to purchases of API under this Agreement upon termination of this Agreement.

      17.5 Survival. Termination or expiration of this Agreement shall not affect the rights and obligations of either Party that may have accrued prior to the date of termination or expiration, or any obligation contained in Articles 8, 10, and 12 through 18, and Sections 2.4, 3.9, 5.1.6, 6.3.3, 6.4, 6.5,7.5,
11.1 to 11.3, 11.6, and 11.9 to 11.15. Furthermore, in the event that Genta shall purchase and Avecia shall supply any quantity of API after the termination of this Agreement pursuant to Sections 17.3, then the following terms and conditions also shall survive termination of this Agreement until the final quantity of API is delivered in accordance therewith: Article 4, and Sections 2.5, 3.1, 3.4 to 3.8, 3.10, 6.2, 6.3.1, 6.3.2, 6.6, 6.8 to 6.11, 7.1 to 7.4,
11.4, 11.5, 11.7, and 11.8.

                                   ARTICLE 18

                                  MISCELLANEOUS

      18.1 Force Majeure.

            18.1.1 No Party shall be responsible to the other under this Agreement for failure or delay in performing any obligations under this Agreement, other than payment obligations, due to factors beyond its reasonable control, including, without limitation, war, terrorism, sabotage, revolution, riot or civil commotion, strikes, lock-outs, failure of supplies of power or fuel, prohibitions against imports or exports of API, impossibility of obtaining Key Raw Materials or a force majeure event affecting a supplier of Key Raw Materials that results in a shortage of supply of Key Raw Materials, explosion, fire, flood, natural disaster or act of God, each to the extent the same are beyond the reasonable control of the affected Party (each such factor, an "Event of Force Majeure"). Upon the occurrence of an Event of Force Majeure, the Party failing or delaying performance shall promptly notify the other Party in writing, setting forth the nature of the occurrence, its expected duration, and how that Party's performance is affected. Any Party subject to an Event of Force Majeure shall resume performing its obligations under this Agreement as soon as practicable. Except as otherwise provided herein, if an Event of Force Majeure occurs, the affected Party shall be excused from performing and the time for performance shall be extended as long as that Party is unable to perform as a result of the Event of Force Majeure.

            18.1.2 If any Event of Force Majeure prevents Avecia from delivering any shipment of API for more than sixty (60) days beyond the scheduled delivery date, then Genta may cancel its outstanding Rolling Forecasts, Firm Orders and/or Purchase Orders without incurring any liability to Avecia with respect thereto. Notwithstanding the foregoing, if an Event of Force Majeure continues, or is reasonably expected to continue, for a period of one hundred and twenty
(120) days or more, and such Event of Force Majeure substantially impairs the affected Party's performance of its obligations under this Agreement (including without limitation delivery of API), the Party whose performance is not affected by the Force Majeure Event shall have the right and option to terminate this Agreement upon written notice thereof to the other Party (and Genta shall additionally have the right and option to deem the Event of Force Majeure a Standby Event under Section 13.5).

      18.2 Governing Law. This Agreement shall be deemed to be made under and shall be construed in accordance with the laws of the State of New York without regard to its conflict of law provisions.

      18.3 Jurisdiction and waiver of jury trial. Each Party hereby submits to the exclusive jurisdiction of any state or federal court sitting in New York, and waives its right to jury trial, in any action, suit, proceeding or counterclaim of any kind arising out of or relating to this Agreement or the transactions contemplated herein.

      18.4 Assignment.

            18.4.1 By Genta. Genta may not assign this Agreement without Avecia's prior written consent, not to be unreasonably withheld, provided that
(A) notwithstanding the foregoing this Agreement may be assigned by Genta without Avecia's consent (*).

            18.4.2 By Avecia. Avecia may not assign this Agreement nor undertake any change of control without Genta's prior written consent, not to be unreasonably withheld, provided that, notwithstanding the foregoing, (*).

            18.4.3 Effect of Assignment. Any purported assignment in contravention of this Section 18.4 shall, at the option of the nonassigning Party be null and void and of no effect(*)

            18.4.4 With respect to any assignment in compliance with this
Section 18.4, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties. No assignment shall release either Party from responsibility for the performance of any accrued obligation of such Party hereunder.

      18.5 Amendment; Approvals. This Agreement may not be amended except by an instrument in writing referencing this Agreement and signed on behalf of both Parties. To be deemed effective pursuant to this Agreement, all approvals required hereunder shall be in writing.

      18.6 Waivers. No term or provision of this Agreement shall be considered waived by either Party hereto, and no breach consented to by either Party hereto, unless such waiver or consent is in writing signed on behalf of the Party against whom the waiver or consent is asserted. No consent to or waiver of a breach by either Party hereto, whether express or implied, shall constitute a consent to, waiver of, or excuse for any other, different or subsequent breach by such Party.

      18.7 Construction. This Agreement shall be construed as if all Parties prepared this Agreement.

      18.8 Notices.

            18.8.1 Subject to any contrary agreement between the Parties after the Effective Date, every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods:

                  (a) by personal delivery, in which case delivery shall be deemed to occur the day of delivery; or

                  (b) by facsimile followed by a recognized courier service such as Federal Express or DHL Worldwide Express, in which case delivery shall be deemed to occur the day of delivery of the notice or communication by such courier .

            18.8.2 In each case, a notice or other communication sent to a Party must be directed to the address for that Party set forth below, or to another address designated by that Party by written notice.

           If to Genta, to:

           Genta Incorporated
           2 Connell Drive
           Berkeley Heights, NJ 07922 USA
           Attention: General Counsel, Stefan Grant

           Fax no.

           With a copy to:

           Genta Incorporated
           2 Connell Drive
           Berkeley Heights, NJ 07922 USA
           Attention: VP Manufacturing Operations, Bharat M. Mehta

           Fax no.

           If to Avecia, to:

           Avecia Biotechnology Inc.
           155 Fortune Boulevard
           Milford, MA 01757 USA
           Attention: President

           Fax no.

           with a copy to:

           Avecia Limited
           P.O. Box 42 Hexagon House
           Blackley Manchester M9 8ZS UK
           Attention: General Counsel & Company Secretary

           Fax no. +44 161 721 1884

      18.9 Independent Contractor.

            18.9.1 In making and performing this Agreement, the Parties hereto are acting and shall act as independent contractors. Neither Party is, nor shall be deemed to be, an agent, legal representative, joint venturer or partner of the other Party for any purpose. Except as expressly permitted hereunder, neither Party shall be entitled to (i) enter into any contracts in the name of or on behalf of the other Party; (ii) pledge the credit of the other Party in any way or hold itself out as having authority to do so; or (iii) make commitments or incur any charges or expenses for or in the name of the other Party.

            18.9.2 Neither Party's personnel are, nor shall they be deemed to be at any time during the Term of this Agreement, employees of the other Party hereto. Each Party shall be solely responsible for payment of all compensation owed to its personnel (and all tax withholding with respect thereto), including payment, if any, of employment-related taxes and worker's compensation insurance premiums.

      18.10 Rights of Genta Partner(s). Avecia acknowledges that Genta may allow the Principal Genta Partner to participate in any decision-making, activities or other undertakings with respect to which Genta has rights hereunder. Avecia further acknowledges that the Genta Partners are intended third party beneficiaries of this Agreement, with the right to enforce its terms directly against Avecia. Any liability or obligation on the part of Avecia to any Genta Partner shall be subject to all of the conditions and limitations set forth in this Agreement with respect to Avecia's liability and obligations and to any defenses or claims Avecia may have against Genta. The rights provided to the Genta Partners as intended third party beneficiaries shall not affect the rights of the Parties under Sections 18.5 or 18.6 of this Agreement to take the actions authorized thereunder without the consent or approval of the Genta Partners or any other Person, which rights this Agreement fully reserves for the Parties themselves. Subject to the foregoing and the express rights of the Affiliates and Representatives of the Parties under Section 16.1 of this Agreement, nothing express or referred to in this Agreement shall be construed to give any Person, other than the Parties and the Genta Partners, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

      18.11 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstance in any other jurisdiction or to other Persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

      18.12 Section Headings. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

      18.13 Further Assurances. At any time or from time to time from the date of this Agreement, Avecia and Genta shall, at the request of the other Party, do the following:

            18.13.1 to the extent consistent with this Agreement, deliver to the other such records, data or other documents reasonably requested by the other; and

            18.13.2 take or cause to be taken all such other actions as are reasonably necessary or desirable in order to permit the other to obtain the full benefits of this Agreement.

      18.14 Entire Agreement. Except where any other document dated contemporaneously with this Agreement expressly refers to this Agreement, this Agreement, the exhibits and schedules attached hereto and the Letter Agreement from Michael McLean to Robert Klem dated November 5, 2001, regarding Proposal for Validation Study for Production of Genasense constitute the entire understanding between the Parties and the Principal Genta Partner with respect to the subject matter hereof and shall supersede any prior agreements, whether written or oral, arrangements or understandings, between the Parties relating to the subject matter hereof.

      18.15 Counterparts. This Agreement may be executed in any number of multiple counterparts (and may be delivered by facsimile), each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all Parties hereto.

      IN WITNESS WHEREOF, the Parties have caused this Manufacture and Supply Agreement to be executed by their duly authorized officers as of the day first above written.

                                           GENTA INCORPORATED

                                           By: _________________________________
                                               Name:
                                               Title:


                                           AVECIA BIOTECHNOLOGY INC.

                                           By: _________________________________
                                               Name:
                                               Title:

                                  SCHEDULE 1.2

                            CHEMICAL STRUCTURE OF API

17 Na+

                               [GRAPHIC OMITTED]

                                  SCHEDULE 1.19

                              M1 AND M2 FACILITIES

(*) (*) (*)

                                  SCHEDULE 1.33

                           API RELEASE SPECIFICATIONS

--------------------------------------------------------------------------------
       TEST                        TEST METHOD              ACCEPTANCE CRITERIA
--------------------------------------------------------------------------------
(*)

                                  SCHEDULE 3.1

                                QUALITY AGREEMENT

                                       (*)

                                  SCHEDULE 7.1

                                  SUPPLY PRICE

      (*)

                                 SCHEDULE 14.3.3

                          FORM EMPLOYEE ACKNOWLEDGEMENT
                                       OF
                            CONFIDENTIALITY AGREEMENT

      I, ____________________________________ [employee name], am employed by
Genta Incorporated and hereby agree as follows:

      A. I acknowledge that I have read and understand the confidentiality provisions set forth in Article 14 of the Manufacturing and Supply Agreement between Genta Incorporated and Avecia Biotechnology Inc., dated December [--], 2002 (the "Supply Agreement").

      B. I further acknowledge that, in connection with the performance of my duties involving the Supply Agreement, I may receive, have access to, or become acquainted with data, specifications, training and other know-how that would be considered "Confidential Information" under the confidentiality provisions set forth in Article 14 of the Supply Agreement.

      C. I agree not to disclose or use any Avecia Confidential Information in a manner inconsistent with Genta Incorporated's obligations in respect of such Confidential Information under the terms of Article 14 of the Supply Agreement.

      Intending to be legally bound, I hereby execute this Acknowledgement below.

ACKNOWLEDGED AND AGREED TO:

By: _____________________________
    Employee Signature

Name: ___________________________

Job Title: ______________________

Date: ___________________________